                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                               THE SABRE GROUP HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
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     (4) Date Filed:
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
                         THE SABRE GROUP HOLDINGS, INC.
    P.O. BOX 619615, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9615

                                           March 30, 1999

TO OUR STOCKHOLDERS,

    You are cordially invited to attend the annual meeting of stockholders of The SABRE Group Holdings, Inc., which will be held in the Flagship Auditorium at the American Airlines Training and Conference Center, 4501 Highway 360, Fort Worth, Texas 76155, on Wednesday, May 19, 1999, at 1:00 P.M., Central Daylight Saving Time. An Official Notice of the Meeting, Proxy Statement and form of proxy are enclosed with this letter.

    We hope that those of you who plan to attend the annual meeting will join us beforehand for refreshments. If you cannot be present, this year you may vote over the Internet, as well as by telephone or by mailing a traditional proxy card. Voting over the Internet, by phone or by written proxy will ensure your representation at the annual meeting if you choose not to attend in person. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record concerning each of these voting options. If you plan to attend the annual meeting, please make certain that you so indicate when voting and bring the admission ticket that is printed on the last page of the proxy statement.

                                           Sincerely,
                                           /s/ DONALD J. CARTY
                                           -------------------------------------
                                           Donald J. Carty
                                           CHAIRMAN OF THE BOARD

                         THE SABRE GROUP HOLDINGS, INC.
    P.O. BOX 619615, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9615
                            ------------------------

               OFFICIAL NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             ---------------------

    The annual meeting of stockholders of The SABRE Group Holdings, Inc., will be held in the Flagship Auditorium at the American Airlines Training and Conference Center, 4501 Highway 360, Fort Worth, Texas 76155, on Wednesday, May 19, 1999, at 1:00 P.M., Central Daylight Saving Time, for the purpose of considering and acting upon the following:

    (1) election of directors;

    (2) ratification of the selection of Ernst & Young LLP as independent auditors for the year 1999;

    (3) amendment to the Certificate of Incorporation to change the corporate name to Sabre Holdings Corporation;

    (4) approval of Amended and Restated 1996 Long-Term Incentive Plan;

and such other matters as may properly come before the meeting or any adjournments thereof.

    Only stockholders of record at the close of business on March 22, 1999, will be entitled to attend or to vote at the meeting.

                                           By Order of the Board of Directors,
                                           /s/ ANDREW B. STEINBERG
                                           -------------------------------------
                                           Andrew B. Steinberg
                                           SENIOR VICE PRESIDENT, GENERAL
                                           COUNSEL
                                           AND CORPORATE SECRETARY

March 30, 1999

    IF YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU MUST HAVE AN ADMISSION TICKET (PRINTED ON THE LAST PAGE OF THE PROXY STATEMENT) OR OTHER PROOF OF SHARE OWNERSHIP. IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE VOTE (1) OVER THE INTERNET, (2) BY TOLL-FREE TELEPHONE NUMBER, OR (3) BY COMPLETING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ACCOMPANYING ENVELOPE (THE ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES). PLEASE REFER TO THE VOTING INSTRUCTIONS INCLUDED ON YOUR PROXY CARD OR, FOR SHARES HELD IN STREET NAME, THE VOTING INSTRUCTIONS FORWARDED BY YOUR BANK, BROKER OR NOMINEE.

                         THE SABRE GROUP HOLDINGS, INC.
    P.O. BOX 619615, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9615

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 19, 1999

    This proxy statement and the form of proxy are being mailed to stockholders on or around March 30, 1999, in connection with a solicitation of proxies by the Board of Directors of The SABRE Group Holdings, Inc. (the "Corporation" or "Sabre") for use at the annual meeting of stockholders to be held on May 19, 1999. Most stockholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Check your proxy card or the information forwarded by your bank, broker or other holder of record to determine which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet voting facilities for stockholders of record will close at 5:00 P.M. Central Daylight Saving Time on the evening before the annual meeting. The telephone voting facilities for stockholders of record will be available until the annual meeting begins at 1:00 P.M. Central Daylight Saving Time. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow stockholders to confirm that their instructions have been properly recorded.

    If the enclosed form of proxy is signed and returned, it will be voted as specified in the proxy, or if no vote is specified, it will be voted FOR each of the matters described in this proxy statement. You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary, by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the annual meeting. The method by which you vote will not limit your right to vote at the annual meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the annual meeting.

    The Corporation will bear the cost of this solicitation. In addition to using the mails, proxies may be solicited by directors, officers and regular employees of the Corporation or its subsidiaries, in person or by telephone. The Corporation will also request banks, brokers and nominees who hold common stock in their names to forward proxy material at the Corporation's expense to the beneficial owners of such stock, and has retained D.F. King & Co., Inc., a firm of professional proxy solicitors, to aid in the solicitation at an estimated fee of $6,500 plus reimbursement of normal expenses.

                      OUTSTANDING STOCK AND VOTING RIGHTS

    The holders of record of the Corporation's common stock at the close of business on March 22, 1999, will be entitled to vote at the meeting. On that
date, the Corporation had outstanding [         ] shares of Class A Common Stock
and 107,374,000 shares of Class B Common Stock. Each holder of Class A Common Stock will be entitled to one vote in person or by proxy for each share of Class A Common Stock held. Each holder of Class B Common Stock will be entitled to 10 votes in person or by proxy for each share of Class B Common Stock held. AMR Corporation ("AMR") owns 100% of the Class B Common Stock.

    Directors of the Corporation who are standing for election are elected by a plurality of the votes cast at the annual meeting. Abstentions from voting (including broker non-votes) on the election of directors or on other matters will have no effect on the outcome of such vote, because elections of directors are determined on the basis of votes cast, and abstentions are not counted as votes cast.

    The affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote is required to approve the Amended and Restated 1996 Long-Term Incentive Plan and to approve the appointment of auditors. Approval of the amendment to the Certificate of Incorporation to change the corporate name requires the affirmative vote of a majority of the outstanding voting power of the shares entitled to vote at the meeting. An abstention is counted as a vote against all matters other than the election of directors. A broker "non-vote" is counted as a vote against the amendment to the Certificate of Incorporation to change the corporate name and not counted for purposes of approving the other matters.

DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS

    The Compensation/Nominating Committee of the Board of Directors will consider recommendations by stockholders for nominees for election as directors. Such recommendations must be submitted in writing to the Corporate Secretary of the Corporation together with (i) the name and address (as they appear on the Corporation's books) and stockholdings of the stockholder submitting the nomination and the beneficial owner, if any, on whose behalf the nomination is made and (ii) all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected). Under the Corporation's By-Laws, nominations for director generally may be made only by AMR until the Trigger Date (as such term is defined in the Certificate of Incorporation), or by the Board of Directors, the Chairman of the Board, or a stockholder entitled to vote who delivers notice to the Corporation (containing the information specified above) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. For the Corporation's meeting in the year 2000, the Corporation must receive this notice on or after January 20, 2000, and on or before February 19, 2000.

    The Corporation's By-Laws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of AMR until the Trigger Date, or by the Board of Directors, the Chairman of the Board or by a stockholder entitled to vote who has delivered notice to the Corporation (containing certain information specified in the By-Laws) within the time limits described above for delivering notice of a nomination for the election of a director. These requirements apply to any matter that a stockholder wishes to raise at an annual meeting other than pursuant to the procedures set forth in Rule 14a-8 under the Exchange Act. Pursuant to Rule 14a-8, any stockholder proposal must be received by the Corporation no later than December 2, 1999 to be included in the 2000 proxy statement.

    A copy of the full text of the By-Law provisions discussed above may be obtained by writing to the Corporate Secretary of the Corporation, P.O. Box 619615, Dallas/Fort Worth International Airport, TX 75261-9615.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes of directors with staggered terms. Directors are elected to terms which expire on the annual meeting date three years following the annual meeting at which they are elected.

    The terms of three directors will expire at the annual meeting in 1999. It is proposed that each of those three directors, who are named below, be re-elected at the annual meeting for a three-year term that will expire at the annual meeting in 2002.

    Unless otherwise indicated, all proxies that authorize the proxy holder to vote for the election of directors will be voted FOR the election of the nominees listed below. If any nominee becomes unavailable for election as a result of unforeseen circumstances, it is the intention of the proxy holder to vote for the election of such substitute nominee, if any, as the Board of Directors may propose.

                       NOMINEES FOR ELECTION AS DIRECTORS

    Each of the nominees for election as a director has furnished to the Corporation the following information with respect to principal occupation or employment and principal business directorships.

BUSINESS AFFILIATIONS

    MICHAEL J. DURHAM, President and Chief Executive Officer of The SABRE Group Holdings, Inc., Fort Worth, Texas; information systems; formerly Chief Financial Officer of AMR Corporation and American Airlines, Inc., Fort Worth, Texas; air transportation and information systems.

        Mr. Durham is 48. He became a director in July 1996, with a term expiring at the annual meeting in 1999. He is a member of the Executive Committee.

    BOB L. MARTIN, President and Chief Executive Officer, Wal-Mart International, Inc.; retailing.

        Mr. Martin is 50. He became a director in January 1997, with a term expiring at the annual meeting in 1999. He is a member of the Audit Committee and the Compensation/ Nominating Committee.

    RICHARD L. THOMAS, Retired Chairman of First Chicago NBD Corporation; financial services. He is also a director of CNA Financial Corporation; IMC Global, Inc.; PMI Group, Inc.; Sara Lee Corporation; Scotsman Industries, Inc.; and Unicom Corporation.

        Mr. Thomas is 68. He became a director in November 1996, with a term expiring at the annual meeting in 1999. He is Chairman of the Audit Committee and a member of the Compensation/Nominating Committee.

VOTE REQUIRED FOR APPROVAL

    A plurality of the votes cast is necessary for the election of a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

                              CONTINUING DIRECTORS

    GERARD J. ARPEY, Senior Vice President and Chief Financial Officer, AMR Corporation and Senior Vice President--Finance and Planning and Chief Financial Officer of American Airlines, Inc., Fort Worth, Texas; air transportation and information systems.

        Mr. Arpey is 40. He became a director in July 1996, and was re-elected to a term expiring at the annual meeting in 2001. He is a member of the Executive Committee.

    EDWARD A. BRENNAN, Retired Chairman, President and Chief Executive Officer, Sears, Roebuck and Co., Chicago, Illinois; merchandising. He is also a director of The Allstate Corporation; AMR Corporation; American Airlines, Inc.; Dean Foods Company; Morgan Stanley Dean Witter & Co.; Minnesota Mining and Manufacturing Company; and Unicom Corporation.

        Mr. Brennan is 65. He became a director in November 1996, and was re-elected to a term expiring at the annual meeting in 2000. He is Chairman of the Compensation/Nominating Committee.

    DONALD J. CARTY, Chairman, President and Chief Executive Officer of AMR Corporation and American Airlines, Inc., Fort Worth, Texas; air transportation and information systems. He is also a director of AMR Corporation; American Airlines, Inc.; Dell Computer Corporation; and Brinker International, Inc.

        Mr. Carty is 52. He became a director in May 1998, with a term expiring at the annual meeting in 2001. He is Chairman of the Board and the Executive Committee.

    PAUL C. ELY, JR., President of Santa Cruz Yachts, Santa Cruz, California; yacht manufacturing; former General Partner of Alpha Partners, Menlo Park, California; venture capital. He is also a director of Parker Hannifin Corporation and Tektronix, Inc.

        Mr. Ely is 67. He became a director in January 1997, and was re-elected to a term expiring at the annual meeting in 2001. He is a member of the Audit Committee and the Compensation/Nominating Committee.

    DEE J. KELLY, Senior Founding Partner, Kelly, Hart & Hallman, P.C., Fort Worth, Texas; law firm. He is also a director of AMR Corporation; American Airlines, Inc.; and Justin Industries, Inc.

        Mr. Kelly is 70. He became a director in November 1996, and was re-elected to a term expiring at the annual meeting in 2000. He is a member of the Executive Committee and the Compensation/Nominating Committee.

    ANNE H. MCNAMARA, Senior Vice President and General Counsel, AMR Corporation and American Airlines, Inc., Fort Worth, Texas; air transportation and information systems. She is also a director of LG&E Energy Corporation; Louisville Gas and Electric Company; and Kentucky Utilities Company.

        Mrs. McNamara is 51. She became a director in August 1996, and was re-elected to a term expiring at the annual meeting in 2000.

    GLENN W. MARSCHEL, JR., Chief Executive Officer and Co-Chairman of the Board of Faroudja, Inc., Sunnyvale, California; video processing technology; Chairman of the Board of Additech, Inc., Houston, Texas; petrochemicals; former President and CEO of Paging Network, Inc.; telecommunications; former Vice Chairman of First Financial Management Corporation; credit card processing; former Group President of Automatic Data Processing; information systems.

        Mr. Marschel is 52. He became a director in November 1996, and was re-elected to a term expiring at the annual meeting in 2001. He is a member of the Audit Committee and the Compensation/Nominating Committee.

                                BOARD COMMITTEES

    The Corporation has standing Audit, Compensation/Nominating and Executive Committees that perform the functions described below. The Board of Directors met nine times in 1998. All of the directors listed above attended at least 75% of the meetings of the Board of Directors and committees held during the periods in which they served on the Board of Directors or such committees.

    The Audit Committee, which is composed entirely of directors who are neither employees or officers of the Corporation or AMR nor directors of AMR, met four times during 1998 with the Corporation's independent auditors, representatives of management, and the internal audit staff. The Audit Committee recommends the selection of independent auditors, reviews the scope and results of the annual audit, reviews the Corporation's consolidated financial statements, reviews the scope of non-audit services provided by the independent auditors, reviews reports of the independent auditors, and oversees the Corporation's compliance with legal requirements.

    The Compensation/Nominating Committee, which is composed entirely of directors who are not employees or officers of the Corporation or AMR, met five times during 1998. The Compensation/Nominating Committee makes recommendations with respect to compensation and benefit programs for the officers and directors of the Corporation and its subsidiaries. It also makes recommendations with respect to assignments to committees of the Board of Directors and promotions, changes and succession among the senior management of the Corporation and its subsidiaries, and recommends suitable candidates for election to the Board of Directors.

    The Executive Committee did not meet during 1998. The Executive Committee may exercise all the power and authority of the Board in the management of the business and affairs of the

Corporation, with the exception of such powers and authority as are specifically reserved to the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation/Nominating Committee consists of Messrs. Brennan, Ely, Kelly, Marschel, Martin and Thomas. No member of the Compensation/Nominating Committee is a current or former employee or officer of the Corporation or any of its affiliates nor has any interlocking relationship with any other corporation that requires specific disclosure under this heading.

OTHER MATTERS

    The law firm of Kelly, Hart & Hallman, P.C. performed legal services for the Corporation in 1998. Mr. Kelly is a partner of the firm. The law firm of Gibson, Dunn & Crutcher also performed legal services for the Corporation in 1998. Mrs. McNamara's husband is a partner of the firm.

COMPENSATION OF DIRECTORS

    Outside directors of the Corporation receive a semi-annual retainer of $12,500 for service on the Board of Directors and $1,000 for each day of Board or Committee meetings attended. Directors may defer payment of all or any part of these fees pursuant to two deferral plans. Under the first of these deferral plans, the Corporation will pay interest on the amount deferred using the six-month London Interbank Offered Rate plus 1%. Under the second deferral plan, compensation deferred during any calendar month is converted into stock equivalent units by dividing the total amount of deferred compensation by the fair market value of the Corporation's Class A Common Stock for such month. At the end of the deferral period, the Corporation will pay to the director an amount in cash equal to the number of accumulated stock equivalent units multiplied by the fair market value of the Corporation's Class A Common Stock for the month in which the deferral period terminates.

    On the first business day after the annual meeting of stockholders, each outside director will receive options for 4,000 shares of the Corporation's Class A Common Stock under the Amended and Restated 1996 Long-Term Incentive Plan (the "Amended and Restated 1996 LTIP"), subject to stockholder approval of the plan. In addition, each new outside director elected since the preceding annual meeting of stockholders will receive a one-time award of options for 10,000 shares of the Corporation's Class A Common Stock. Options will have an exercise price equal to the fair market value of the Corporation's Class A Common Stock on the date of grant, will generally vest one year from grant date and will have a ten-year term.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table sets forth the compensation for the past three years paid to the individuals who, as of December 31, 1998, were the five most highly compensated executive officers of the Corporation (the "Named Executive Officers").

                                                              AWARDS
                                                 --------------------------------    PAYOUTS
                     ANNUAL COMPENSATION         RESTRICTED       SECURITIES       -----------
              ---------------------------------     STOCK     UNDERLYING OPTIONS/     LTIP          ALL OTHER
    NAME        YEAR      SALARY     BONUS(1)     AWARDS(2)         SARS(3)        PAYOUTS(4)    COMPENSATION(5)
------------  ---------  ---------  -----------  -----------  -------------------  -----------  -----------------
M.J. Durham        1998  $ 543,333   $ 460,697    $       0           75,000        $   [TBD]           6,946
                   1997    459,325     255,000            0                0          636,199           6,946
                   1996    393,583     230,000            0          158,750          515,750           9,443
-----------------------------------------------------------------------------------------------------------------
T.M. Cook          1998    308,833     145,000       82,626           36,450            [TBD]           8,384
                   1997    292,500      80,000       58,136           20,550          250,042           9,486
                   1996    259,499      90,000       59,940           68,200          190,850           9,176
-----------------------------------------------------------------------------------------------------------------
T.B. Jones         1998    293,708     140,000            0           17,600            [TBD]           6,078
                   1997    276,175      80,000            0            1,750          215,886           8,920
                   1996    243,700      85,000            0           49,350          264,022           8,121
-----------------------------------------------------------------------------------------------------------------
B.J. Boston        1998    263,000     130,000            0           30,000            [TBD]          26,116
                   1997    238,125      80,000            0                0          250,042          24,973
                   1996    132,750      85,000      197,925           40,750          135,891          28,565
-----------------------------------------------------------------------------------------------------------------
E.J. Speck         1998    236,667     120,000            0           26,000            [TBD]           8,214
                   1997    185,870      60,000      117,122           57,420          160,596          24,318
                   1996    135,408      44,699      125,550           45,770           99,347               0
-----------------------------------------------------------------------------------------------------------------

M.J. Durham      = Michael J. Durham, President and Chief Executive Officer
T.M. Cook        = Thomas M. Cook, Senior Vice President-Sabre Technology
                 Solutions
T.B. Jones       = Terrell B. Jones, Senior Vice President-Sabre Interactive
                   and Chief Information Officer
B.J. Boston      = Bradford J. Boston, Senior Vice President-Sabre Technology
                 Solutions
E.J. Speck       = Eric J. Speck, Senior Vice President-Sabre Travel
                 Information Network

------------------------------

(1) The amounts shown for 1998 represent payments made in 1999 pursuant to the Corporation's Variable Compensation Plan for 1998 services. The amounts shown for 1997 represent payments made in 1998 pursuant to the Corporation's Variable Compensation Plan for 1997 services. The amounts shown for 1996 represent payments made in 1997 pursuant to the Corporation's Variable Compensation Plan for 1996 services (see discussion on page 19 of this proxy statement).

(2) The value of the 1998 restricted stock is based on an average market price of $37.2188 for the Corporation's Class A Common Stock on the New York Stock Exchange ("NYSE") on the date of grant (April 24, 1998). The value of the 1997 restricted stock award to Mr. Cook is based on an average market price of $26.1875 for the Corporation's

    Class A Common Stock on the NYSE on the date of grant (April 24, 1997). The value of the 1997 restricted stock award to Mr. Speck is based on an average market price of $25.1875 for the Corporation's Class A Common Stock on the NYSE on the date of grant (April 1, 1997). The value of the 1996 restricted stock award to Mr. Cook is based on a $27.00 initial public offering ("IPO") price for the Corporation's Class A Common Stock on the NYSE on October 11, 1996. The value of the 1996 restricted stock award to Mr. Boston is based on an average market price of $94.25 for AMR common stock on the NYSE on the date of grant (June 3, 1996). The value of the 1996 phantom restricted units award to Mr. Speck is based on an average market price of $27.00 for the Corporation's Class A Common Stock on the NYSE on the date of grant (October 11, 1996), which were canceled in 1997. The value of grants of restricted shares received by the Named Executive Officers in 1996 in exchange for deferred shares of AMR common stock that vest at retirement ("AMR Career Equity Shares") is not included in this column.
    The following table sets forth certain information concerning restricted stock awards held on December 31, 1998:

                    RESTRICTED STOCK; TOTAL SHARES AND VALUE

                                     AGGREGATE MARKET VALUE
                 TOTAL NUMBER OF      OF RESTRICTED SHARES
    NAME      RESTRICTED SHARES (A)           (B)
------------  ---------------------  ----------------------
M.J. Durham            24,520              $1,084,245
T.M. Cook              65,170               2,881,739
T.B. Jones             16,620                 734,916
B.J. Boston             2,000                  88,438
E.J. Speck              4,650                 205,617
-----------------------------------------------------------

    (A) Restricted shares are shares of the Corporation's Class A Common Stock that are subject to restrictions on disposition until vesting and that are subject to forfeiture if the employee leaves the Corporation ("Restricted Shares"). Messrs. Durham, Jones, Boston and Speck hold Restricted Shares that vest in 1999. Mr. Cook holds 2,220 Restricted Shares that vest in 1999, 2,220 Restricted Shares that vest in 2000 and 2,220 Restricted Shares that vest in 2001. Mr. Cook also holds 58,510 deferred shares of the Corporation's Class A Common Stock, which vest at retirement.

    (B) Based on an average market price of $44.2188 for the Corporation's Class A Common Stock on the NYSE on December 31, 1998.

(3) The 1998 amounts represent options granted in 1998 for shares of the Corporation's Class A Common Stock. No option grants were received by Messrs. Durham and Boston in 1997. Messrs. Cook and Jones were awarded option grants during 1997, pursuant to their employment agreements. The amount shown for Mr. Speck for 1997 includes an annual option grant and an option grant received upon the cancellation of the phantom stock appreciation rights. The amounts shown for Messrs. Durham, Cook, Jones and Boston for 1996 option grants include annual grants and one-time grants made in connection with the IPO. A portion of the one-time grants made in 1996 for Messrs. Durham, Cook, Jones and Boston was an acceleration of grants that would otherwise have been made in 1997. The amounts shown for Messrs. Durham, Cook, Jones and Boston for 1996 do not include options received in the conversion of AMR options and options received in exchange for AMR Career Equity Shares. The amount shown for Mr. Speck for 1996 includes phantom stock appreciation rights received in the conversion of AMR options, phantom stock appreciation rights received in exchange for AMR Career Equity Shares and an annual grant of phantom stock appreciation rights, all of which were canceled in 1997.

(4) The following table sets forth information concerning LTIP payouts:

                                 LTIP PAYOUT
-----------------------------------------------------------------------------
                           PERFORMANCE RETURN   PERFORMANCE SHARE
     NAME         YEAR         PAYMENT(A)       PROGRAM PAYOUT(B)     TOTAL
--------------  ---------  -------------------  ------------------  ---------
M.J. Durham          1998       $       0           $    [TBD]      $   [TBD]
                     1997               0              636,199        636,199
                     1996          77,000              438,750        515,750
-----------------------------------------------------------------------------
T.M. Cook            1998               0                [TBD]          [TBD]
                     1997               0              250,042        250,042
                     1996          23,600              167,250        190,850
-----------------------------------------------------------------------------
T.B. Jones           1998               0                [TBD]          [TBD]
                     1997               0              215,886        215,886
                     1996          23,600              240,422        264,022
-----------------------------------------------------------------------------
B.J. Boston          1998               0                [TBD]          [TBD]
                     1997               0              250,042        250,042
                     1996               0              135,891        135,891
-----------------------------------------------------------------------------
E.J. Speck           1998               0                [TBD]          [TBD]
                     1997               0              160,596        160,596
                     1996               0               99,347         99,347
-----------------------------------------------------------------------------

    (A) The amount shown for 1996 represents AMR performance returns, granted by AMR with respect to AMR deferred shares, which were payable annually in cash and were based, in part, on AMR's prior five-year average return on investment. The Corporation discontinued performance returns effective with its IPO.

    (B) The amounts shown for 1996 represent payments made in 1997 under the AMR 1994-1996 performance share program for shares that were granted in 1994 (except for Mr. Boston who received a grant in 1996) and vested over a three-year performance period. The amounts shown for 1997 represent payments made in 1998 under the Sabre 1995-1997 performance shares program for AMR performance shares that were granted in 1995 (except for Messrs. Boston and Speck who received a grant in 1996), and vested over a three-year performance period, which were exchanged for Sabre Performance Shares as defined on page 21. The amounts shown for 1998 represent payments made in 1999 under the Sabre 1996-1998 performance share program for Sabre Performance Shares that were granted in 1996, except for Mr. Speck who received a grant in 1997.

(5) The information shown for 1998 includes: employer contributions to a plan under Section 401(k) of the Internal Revenue Code of 1986 (the "Code") that is sponsored by the Corporation ("Contributions to Defined Contribution Plan"); employer contributions to a Supplemental Executive Retirement Plan that provides pension benefits to officers who earned compensation in excess of qualified plan limits (currently $160,000) ("Contributions to SERP"); and the full amount of premiums paid under a split-dollar life insurance arrangement whereby the Corporation will recover certain premiums paid ("Insurance Premiums"). The Named Executive Officers were credited with the following: Contributions to Defined Contribution Plan: Mr. Boston--$9,200; Contributions to SERP: Mr. Boston-- $10,523; Insurance Premiums: Mr. Durham--$6,946, Mr. Cook--$8,384, Mr. Jones--$6,078, Mr. Boston--$6,393, Mr.
    Speck--$8,214.

                             STOCK OPTIONS GRANTED

    The following table sets forth information concerning stock options granted during 1998 by the Corporation to the Named Executive Officers. The hypothetical present values of stock options granted in 1998 are calculated under a modified Black-Scholes model, a mathematical formula used to value options. The actual amount, if any, realized upon the exercise of stock options will depend upon the amount by which the market price of the Corporation's Class A Common Stock on the date of exercise exceeds the exercise price. The actual amount realized may be higher or lower than the hypothetical present values of stock options presented in this table.

    IF THE HYPOTHETICAL PRESENT VALUES PRESENTED IN THIS TABLE WERE ACTUALLY REALIZED UPON EXERCISE OF THE OPTIONS, THE CORRESPONDING INCREASE IN TOTAL STOCKHOLDER VALUE WOULD BE OVER $1 BILLION.

                      OPTIONS/SARS GRANTED IN LAST FISCAL YEAR
------------------------------------------------------------------------------------
                                % OF TOTAL
                SECURITIES     OPTIONS/SARS
                UNDERLYING      GRANTED TO     EXERCISE OR               GRANT DATE
               OPTIONS/SARS    EMPLOYEES IN    BASE PRICE   EXPIRATION     PRESENT
    NAME          GRANTED       FISCAL YEAR     PER SHARE     DATE(1)     VALUE(2)
-------------  -------------  ---------------  -----------  -----------  -----------
M.J. Durham         75,000             5.8      $ 26.7500      1/26/08    $ 720,000
T.M. Cook           36,450             2.8        37.2188      4/24/08      490,253
T.B. Jones          17,600             1.4        37.2188      4/24/08      236,720
B.J. Boston         30,000             2.3        26.7500      1/26/08      288,000
E.J. Speck          26,000             2.0        26.7500      1/26/08      249,600

------------------------------

(1) Options have a term of ten years and have an exercise price equal to the average market price of the Corporation's Class A Common Stock on the NYSE on the date of grant. Twenty percent of the options become exercisable each year over a five-year period.

(2) The modified Black-Scholes model used to calculate the hypothetical values at date of grant considers a number of factors to estimate the option's present value, including the volatility factor of the expected market price of the Corporation's Class A Common Stock, the weighted average expected life of the option, and interest rates. The assumptions used in the valuation of the options granted on January 26, 1998, were: stock price volatility--32%, expected life--4.5 years, interest rate--5.53%, and dividend yield--0%. The assumptions used in the valuation of the options granted on April 24, 1998, were: stock price volatility--32%, expected life--4.5 years, interest rate--5.67%, and dividend yield--0%.

                           STOCK OPTION EXERCISES AND
                      DECEMBER 31, 1998 STOCK OPTION VALUE

    The following table sets forth certain information concerning stock options exercised during 1998 by the Named Executive Officers and the number and value of unexercised in-the-money options for the Corporation's Class A Common Stock at December 31, 1998. The actual amount, if any, realized upon exercise of stock options will depend upon the amount by which the market price of the Corporation's Class A Common Stock on the date of exercise exceeds the exercise price. The actual value realized upon the exercise of unexercised in-the-money stock options (whether exercisable or unexercisable) may be higher or lower than the values reflected in this table.

            AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTIONS/SAR VALUE
----------------------------------------------------------------------------------------------------------
                                                      NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS/SARS
                                                     OPTIONS/SARS AT FY-END           AT FY-END(1)
                   SHARES ACQUIRED      VALUE      --------------------------  ---------------------------
      NAME           ON EXERCISE      REALIZED     EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-----------------  ---------------  -------------  -----------  -------------  ------------  -------------
M.J. Durham              31,620      $   555,589      213,780        298,380   $  4,068,127   $ 5,209,185
T.M. Cook                89,010        1,357,366            0        112,170              0     1,693,976
T.B. Jones               19,940          320,729       61,900         96,750      1,174,989     1,543,857
B.J. Boston                   0                0       19,500         59,250        323,305     1,009,021
E.J. Speck                2,850           53,297       25,120         55,450        512,636       991,190

------------------------------

(1) Based on an average market price of $44.2188 for the Corporation's Class A Common Stock on the NYSE on December 31, 1998.

                        LONG-TERM INCENTIVE PLAN AWARDS

    Under the Corporation's 1996 Long-Term Incentive Plan ("LTIP"), deferred shares of the Corporation's Class A Common Stock ("Performance Shares") may be awarded to officers and other key employees, including the Named Executive Officers. Further information concerning Performance Shares can be found on page 21 of this proxy statement.

                      LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR
-----------------------------------------------------------------------------------------------
                                       PERFORMANCE OR       ESTIMATED FUTURE PAYOUTS UNDER
                   NUMBER OF SHARES,    OTHER PERIOD          NON-STOCK PRICE BASED PLANS
                    UNITS OR OTHER    UNTIL MATURATION  ---------------------------------------
      NAME             RIGHTS(1)         OR PAYOUT         THRESHOLD      TARGET      MAXIMUM
-----------------  -----------------  ----------------  ---------------  ---------  -----------
M.J. Durham               12,500           12/31/00                0        12,500      18,750
-----------------------------------------------------------------------------------------------
T.M. Cook                  6,960           12/31/00                0         6,960      10,440
-----------------------------------------------------------------------------------------------
T.B. Jones                 6,960           12/31/00                0         6,960      10,440
-----------------------------------------------------------------------------------------------
B.J. Boston                5,000           12/31/00                0         5,000       7,500
-----------------------------------------------------------------------------------------------
E.J. Speck                 4,500           12/31/00                0         4,500       6,750

------------------------------

(1) All awards were grants of Performance Shares.

                                  PENSION PLAN

    Effective January 1, 1997, the Corporation established The SABRE Group Retirement Plan (the "SGRP"), a defined contribution plan qualified under the Code. Upon establishment, substantially all employees of the Corporation under the age of 40 at December 31, 1996 began participating in the SGRP.

    The Corporation contributes 2.75% of each participating employee's base pay to the SGRP. Employees fully vest in the Corporation's contributions after three years of service, including any prior service with AMR affiliates. In addition, the Corporation matches 50 cents of each dollar contributed by participating employees, limited to the first 6% of the employee's base pay contribution, subject to IRS limitations. Employees are immediately vested in their own contributions and the Corporation's matching contributions.

    The obligation for benefits previously earned by employees under the age of 40 under the tax-qualified defined benefit pension plan (the "American Plan") of American Airlines, Inc. ("American") are now the responsibility of the Legacy Pension Plan (the "LPP"), a defined benefit plan sponsored by the Corporation which offers benefits substantially similar to those offered by the American Plan. These benefits are based on the credited years of service earned as of December 31, 1996 or date of transfer to the Corporation from American or its affiliates, if later. However, these employees will continue to earn years of service for purposes of determining vesting and early retirement eligibility under the LPP based on future service to the Corporation. Additionally, future increases in compensation levels will be considered in the calculation of retirement benefits to be paid from the LPP to these employees upon their retirement.

    Employees age 40 or over as of December 31, 1996, who were participants in the American Plan at that date, were given the option of participating in the SGRP or the LPP. Benefits provided by the LPP to retirees of the Corporation are based on years of credited service and the employee's base pay for the highest consecutive five years of the ten years preceding retirement. With the exception noted below, the obligation for benefits previously earned by these employees under the American Plan is now the responsibility of the LPP.

    Certain employees of the Corporation meeting specified criteria have elected to remain in the American Plan for service through December 31, 1996, and are in the LPP for service and increases in compensation levels after that date. The obligation for benefits earned by these employees as of December 31, 1996 under the American Plan remained with the American Plan. Mr. Jones elected to remain in the American Plan for service through December 31, 1996.

    Officers of the Corporation are eligible for additional retirement benefits, to be paid by the Corporation under the Supplemental Executive Retirement Plan (the "SERP") as an operating expense. The SERP provides pension benefits (calculated upon the basis of final average base salary, incentive compensation payments and performance returns) to which officers of the Corporation would be entitled, but for the limit of $130,000 on the maximum annual benefit payable under the Employee Retirement Income Security Act of 1974 ("ERISA") and the Code, and the limit on the maximum amount of compensation which may be taken into account under the Corporation's retirement program ($160,000 for 1998).

    The following table shows typical annual benefits payable under the LPP and the SERP, based upon retirement in 1998 at age 65, to persons in specified remuneration and credited years-of-service classifications. Annual retirement benefits set forth below are subject to reduction for Social Security benefits and benefits under other qualified and non-qualified plans provided by the Corporation and American.

                               PENSION PLAN TABLE

                              ANNUAL RETIREMENT BENEFITS
              ----------------------------------------------------------
   FINAL
  AVERAGE                     CREDITED YEARS OF SERVICE
  EARNINGS        15          20          25          30          35
------------  ----------  ----------  ----------  ----------  ----------
   $ 250,000  $   75,000  $  100,000  $  125,000  $  150,000  $  175,000
     300,000      90,000     120,000     150,000     180,000     210,000
     400,000     120,000     160,000     200,000     240,000     280,000
     500,000     150,000     200,000     250,000     300,000     350,000
     600,000     180,000     240,000     300,000     360,000     420,000
     700,000     210,000     280,000     350,000     420,000     490,000
     800,000     240,000     320,000     400,000     480,000     560,000
     900,000     270,000     360,000     450,000     540,000     630,000
   1,000,000     300,000     400,000     500,000     600,000     700,000
   1,100,000     330,000     440,000     550,000     660,000     770,000

    As of December 31, 1998, the Named Executive Officers had the following credited years of service: Mr. Durham--18.5; Mr. Cook--15.5; Mr. Jones--19.7; Mr. Boston--1.6; Mr. Speck-- 17.5. Benefits are shown in the table using a straight-life annuity basis.

                   EXECUTIVE TERMINATION BENEFITS AGREEMENTS/
                             EMPLOYMENT AGREEMENTS

    The Corporation has executive termination benefits agreements ("Agreements") with its officers. The benefits provided by the Agreements are triggered by the termination of an officer: (i) within two years following a change in control of the Corporation if the Corporation terminates the officer or if the officer terminates his or her employment with "good reason"; (ii) within a 30 day period immediately following the first anniversary of a change in control if the officer terminates his or her employment for any or no reason; or (iii) within six months prior to a change in control of the Corporation. If the officer's employment is terminated for cause or as a consequence of death, disability, or retirement, benefits under the Agreement are not triggered.

    A change in control of the Corporation occurs: (i) if a person other than the Corporation or a subsidiary acquires 15% or more of the combined voting power of the Corporation's then outstanding securities; (ii) if the individuals who constitute the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors, unless those individuals becoming new directors are approved by a vote of at least a majority of the incumbent Board of Directors; (iii) upon the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of assets of another corporation; or (iv) approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation. A change in control would not occur if AMR distributes its Class B Common Stock (or upon conversion of such Class B Common Stock, the resulting Class A Common Stock) to its stockholders or sells such common stock to the public in an underwritten public offering.

    The Agreements provide that upon such termination, the officer will receive, in a lump sum payment: (i) three times the greater of: (A) the officer's annual base salary at the termination date or (B) the officer's annual base salary immediately prior to the change in control, plus; (ii) three times the greater of: (x) the median annual bonus awarded to the executive under the LTIP or any other bonus plan or (y) 50% of the highest median target bonus rate applicable to the executive for any period during such prior three-year period, multiplied by the annual applicable base salary determined under (i) above, and certain other miscellaneous benefits. In addition, upon a change in control, the vesting and exercisability of stock awards will be accelerated (for example, deferred and restricted stock will immediately vest, and all stock options will become immediately exercisable). Finally, the individual will be reimbursed for excise taxes, if any, paid pursuant to Section 280G of the Code (or its successor provision) and for federal income tax paid on such excise tax reimbursement.

    The Corporation has an executive termination agreement with Mr. Durham. This Agreement provides that Mr. Durham will be employed with the Corporation for a term of three years beginning October 11, 1996 (the date of the Corporation's
IPO). If the Corporation were to terminate Mr. Durham's employment during the term of the Agreement without cause, Mr. Durham would receive a severance payment equal to the greater of (i) one year's salary and target incentive compensation, or (ii) the total amount of salary and target incentive compensation remaining for the term of the Agreement, and all outstanding stock awards would continue vesting through the greater of one year or the remainder of the term of the Agreement.

    The Corporation has agreements with Mr. Cook and Mr. Jones. Mr. Cook's agreement provides that Mr. Cook will be employed by the Corporation as an officer until October 31, 2000. Mr. Jones' agreement provides that Mr. Jones will be employed by the Corporation as an officer until April 18, 2000, subject to extension by the Corporation to no later than April 18, 2004. Pursuant to the agreements, the Corporation reserves the right to remove Mr. Cook or Mr. Jones as an officer and to retain him as an employee for consulting services during the remainder of the term of the applicable agreement. Such officer's base salary as a consultant would be the rate in effect at the time of his removal as an officer, and such salary would continue for the remainder of the term of the applicable agreement. Pursuant to the agreements, each of Mr. Cook and Mr. Jones is entitled to receive specified amounts of incentive compensation under the Corporation's Long Term Incentive Plan, along with other specified benefits customarily provided to officers of the Corporation.

                    COMPENSATION/NOMINATING COMMITTEE REPORT

COMMITTEE ROLE IN OVERSEEING EXECUTIVE COMPENSATION POLICY

    A primary role of the Compensation/Nominating Committee (the "Committee") is to determine and oversee the administration of compensation for the executive officers of the Corporation. In this capacity, the Committee is dedicated to ensuring that the Corporation's compensation policies and practices are used effectively to support the achievement of the Corporation's short-term and long-term business objectives.

    It is the Committee's overall goal to develop executive compensation policies that are consistent with, and linked to, strategic business objectives and the Corporation's values. The Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of compensation policies. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters.

COMPENSATION PHILOSOPHY

    The Corporation's primary business objective is to maximize stockholder value over the long-term. The Corporation's strategy is to maintain its leadership positions and to pursue growth in revenue and earnings by expanding its product offerings in electronic travel distribution and technology solutions. The Corporation's compensation policies are intended to facilitate the achievement of its business strategy.

    Compensation opportunities should enhance the Corporation's ability to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executive officers upon whom, in large part, the successful operation and management of the Corporation depends. An integrated total compensation program should be structured to appropriately balance short-term and long-term business and financial strategic goals. A significant amount of pay for executive officers should be comprised of long-term, at-risk pay to align executive interests with stockholder interests. Salary and annual incentive should be sufficient to be competitive for retention purposes.

    As part of its overall compensation philosophy, the Committee has determined appropriate target levels for base salary, annual incentives, long-term compensation, and total compensation. In general, the Committee has determined that total compensation should be targeted at the 50th percentile of the market but individual pay determinations will be based on individual responsibilities and contributions. To the extent the Committee determines that individual compensation levels fall below the targeted levels, the Committee will adjust these compensation levels as appropriate.

    Competitive market data is provided by an independent compensation consultant. The data provided compares the Corporation's compensation practices to a group of comparator companies. The Corporation's market, for compensation comparison purposes, is comprised of a group of companies who tend to have national and international business operations and similar sales volumes, market capitalizations, employment levels, and lines of business. The Committee reviews and approves the selection of companies used for compensation comparison purposes.

    The companies chosen for the comparator group used for compensation purposes generally are not the same companies which comprise the peer group index in the Performance Graph included in this proxy statement. The Committee believes that the Corporation's most direct competitors for executive talent are not necessarily the same companies that would be included in a peer group established for comparing stockholder returns.

    The key elements of the Corporation's executive compensation are base salary, annual incentives, long-term compensation, and benefits. These key elements are addressed separately below. In determining compensation, the Committee considers all elements of an executive officer's total compensation package, including severance plans, insurance, and other benefits.

BASE SALARIES

    The Committee regularly reviews each executive officer's base salary. Base salaries for executive officers are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity issues, and external pay practices. Base salaries offer security to executives and allow the Corporation to attract competent executive talent and maintain a stable management team.

    Mr. Durham's base salary was increased in February 1998 from $470,000 to $550,000. This increase was intended to recognize: (i) Mr. Durham's individual performance and strategic contributions; (ii) the Corporation's favorable financial results; and (iii) the amount of Mr. Durham's compensation relative to chief executive officers of comparator companies. In 1998, Mr. Durham actually received base salary payments of $543,333, an increase of $84,008 (18%) over 1997 (see Summary Compensation Table for further details).

VARIABLE COMPENSATION PLAN

    The Corporation has an annual incentive compensation plan (the "Variable Compensation Plan") which provides that participants, including each of the Named Executive Officers, will be eligible to receive annual cash bonus awards only if specified financial performance goals are met by the Corporation. Annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals.

    Each year, the Committee will establish specific goals relating to each named executive's bonus opportunity. While target bonus payments to a participant under the Variable Compensation Plan are based upon an individual's job classification level at the Corporation relative to similar levels at the comparator group, the actual amount of the award is based on a subjective evaluation of each individual's performance. In recognition of superior performance, the Committee may award additional amounts in excess of the funded award as calculated.

    The Committee has determined that bonus opportunities will be based on a combination of performance measures reflecting the performance of the Corporation and individual performance.

The weightings of each of these measures will vary depending upon each individual's position and responsibilities. For 1998, the Corporation measures were based on revenue growth and operating margin of the Corporation.

    In recognition of the Corporation's performance and Mr. Durham's performance, the Committee awarded a 1998 Variable Compensation Plan payment to Mr. Durham of $460,697, representing 85% of his base salary as is reflected in the Summary Compensation Table.

LONG-TERM INCENTIVES

    In keeping with the Corporation's desire to provide a total compensation package which favors at-risk components of pay, long-term incentives comprise the largest portion of a Named Executive Officer's total compensation package. The Committee's objective is to provide executives with long-term incentive award opportunities that are competitive with the market.

    When awarding long-term incentives, the Committee considers executives' levels of responsibility, prior experience, historical award data, various performance criteria, and compensation practices at comparator companies.

    Long-term incentives are provided pursuant to the LTIP and, subject to stockholder approval, the Amended and Restated 1996 LTIP. Under the Amended and Restated 1996 LTIP, stock-based compensation (which may include stock options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights, performance awards, and other stock-based awards) may be granted to non-employee directors, officers, managers, and key employees of the Corporation, its subsidiaries, and its affiliates. The purpose of equity participation is to align the interests of the Corporation's executive officers with the interests of the Corporation's stockholders and the Corporation's growth in real value over the long term.

STOCK OPTIONS

    Options to purchase the Corporation's Class A Common Stock, are exercisable for ten years from the date of grant, have an exercise price equal to the average market price on the NYSE of the Corporation's Class A Common Stock on the date of grant and generally vest in 20% increments over five years. This approach is designed to provide an incentive to create stockholder value over the long-term, because the full benefit of the stock option compensation package cannot be realized unless stock appreciation occurs over a number of years.

    The Committee determines the number of options to be granted based upon a subjective evaluation of the executive's: (i) current performance; (ii) retention value; and (iii) compensation relative to comparator companies. The number of stock options awarded, if any, depends upon the executive's rating with respect to these factors.

    On January 26, 1998, the Committee granted Mr. Durham options to purchase 75,000 shares of the Corporation's Class A Common Stock at an exercise price of $26.75, which represents the average market price on the NYSE of the Corporation's Class A Common Stock on the date of grant. These options become exercisable at the rate of 20% per year over a five year period. This grant was based on the Committee's subjective evaluation of: (i) Mr. Durham's service and strategic contributions; (ii) the Corporation's favorable financial results; and
(iii) the amount of Mr. Durham's compensation relative to chief executives of comparator companies.

RESTRICTED STOCK

    Restricted stock awards are grants of the Corporation's Class A Common Stock which carry full stockholder privileges, including the right to vote and the right to receive any declared dividends in respect of such shares. The shares are held by the Corporation with vesting based on the satisfaction of future service requirements. The shares are nontransferable and are subject to risk of forfeiture. Restricted stock awards are designed to retain the services of key executives and, therefore, do not vest, generally, until a minimum of two years has passed since the date of grant.

PERFORMANCE SHARES

    Under the Corporation's 1998-2000 Performance Share Program, the Corporation may grant performance shares to key employees of the Corporation, which awards consist of deferred shares of the Corporation's Class A Common Stock issued pursuant to the LTIP (the "Performance Shares"). These shares are granted contingent upon the Corporation's increase in the share price plus dividends over the measurement period expressed as a percentage of the beginning share price (total shareholder return or "TSR") performance relative to the TSR of S&P 500 companies over a three-year "performance period." The percentage of the conditional shares granted which will vest ranges from 0% to 150% based upon the Corporation's TSR ranking relative to the S&P 500 companies over the performance period. If the Corporation fails to achieve a certain level of TSR relative to S&P 500 companies, no Performance Shares will be earned.

    Performance share grants are based on the subjective evaluation of the executive's: (i) current performance; (ii) retention value; and (iii) compensation relative to comparator companies. On March 23, 1998, the Corporation granted Mr. Durham 12,500 Performance Shares. The grant was based on the Board's subjective evaluation of Mr. Durham's service and strategic contributions, the Corporation's favorable financial results and the amount of Mr. Durham's compensation relative to chief executives of comparator companies. Mr. Durham's total compensation was below the 50(th) percentile of the market for 1998.

BENEFITS

    Benefits offered to key executives serve a different purpose than other elements of compensation. In general, they provide a safety net of protection against financial catastrophes that can result from illness, disability, or death. Benefits offered to key executives are generally those offered to the general employee population with some variation to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

INTERNAL REVENUE CODE 162(M) CONSIDERATIONS

    Section 162(m) of the Code provides that executive compensation in excess of $1 million will not be deductible for purposes of corporate income taxes unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the Code. To satisfy these requirements, and to preserve objectivity, a separate committee composed of independent, non-employee directors approves such plans. The Committee intends to continue reliance on performance-based compensation programs. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. To the extent consistent with this goal, the Committee currently anticipates that such programs will also be designed to satisfy the requirements of Section 162(m) of the Code with respect to the deductibility of compensation paid.

CONCLUSION

    The Committee believes these executive compensation policies and programs serve the interests of stockholders and the Corporation effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Corporation's overall future successes, thereby enhancing the value of the Corporation for the stockholders' benefit.

    The Committee will continue to monitor the effectiveness of the Corporation's total compensation program to meet the current needs of the Corporation.

                       COMPENSATION/NOMINATING COMMITTEE

Edward A. Brennan, Chairman    Dee J. Kelly              Bob L. Martin
Paul C. Ely, Jr.               Glenn W. Marschel, Jr.    Richard L. Thomas

                             CORPORATE PERFORMANCE

    The following graph compares the change in the Corporation's cumulative total stockholder return on its Class A Common Stock with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on an index of peer companies calculated by the Corporation, in each case over the period from October 11, 1996 to December 31, 1998. The Corporation believes that although total stockholder return is an INDICATOR of corporate performance, it is subject to the vagaries of the market.

                            CUMULATIVE TOTAL RETURN*
                  ON $100 INVESTMENT MADE IN OCTOBER 11, 1996

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                     THE SABRE GROUP     S&P 500    PEER GROUP**
October 11, 1996               $100.00    $100.00         $100.00
December 31, 1996              $103.24    $106.08          $86.81
December 31, 1997              $106.95    $141.42          $93.82
December 31, 1998              $164.81    $181.75         $117.80

------------------------

* Defined as stock price appreciation plus dividends paid, assuming reinvestment of dividends.

** Publicly held companies in the electronic data processing and/or information technology business included: American Management Systems, Inc.; Automatic Data Processing, Inc.; Ceridian Corporation; Computer Sciences Corporation; Electronic Data Systems, Inc.; Equifax, Inc.; First Data Corporation; Fiserv, Inc. and Galileo International Inc.

                            OWNERSHIP OF SECURITIES

SECURITIES OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

    As of March 22, 1999, the directors and officers of the Corporation owned, or had been granted, securities or rights equivalent to the shares of Class A Common Stock of the Corporation or common stock of AMR indicated in the table below:

                                                   SABRE CLASS A   PERCENT OF     AMR COMMON      PERCENT OF
NAME OF BENEFICIAL OWNER                            COMMON STOCK      CLASS         STOCK            CLASS
-------------------------------------------------  --------------  -----------  --------------  ---------------
Donald J. Carty(1)                                         2,500            *         874,300              *
Gerard J. Arpey(2)                                           500            *         139,000              *
Edward A. Brennan(3)(4)                                   20,991            *          14,892              *
Paul C. Ely, Jr.(3)                                       17,273            *               0              *
Dee J. Kelly(3)(4)                                        18,800            *           4,600              *
Glenn W. Marschel, Jr.(3)                                 33,049            *               0              *
Bob L. Martin(3)                                          19,035            *               0              *
Anne H. McNamara(5)                                          500            *         112,000              *
Richard L. Thomas(3)                                      32,999            *               0              *
Michael J. Durham(6)                                     626,964            *               0              *
Thomas M. Cook(7)                                        191,260            *               0              *
Terrell B. Jones(8)                                      190,544            *             100              *
Bradford J. Boston(9)                                     94,570            *               0              *
Eric J. Speck(10)                                        120,900            *             538              *
Directors and Officers as a group                      1,665,985        1.95%       1,145,378              *

*   Percentage does not exceed 1% of the total outstanding class.

------------------------------

(1) AMR amount includes AMR stock options for 625,600 shares of AMR common stock and 228,500 shares of AMR deferred stock granted under the AMR 1998 LTIP. AMR stock options representing 202,800 shares of AMR common stock are vested and currently exercisable. The remaining AMR stock options will vest during the period from July 1999 through July 2003. The AMR deferred shares granted under the 1998 LTIP are comprised of: (i) 58,500 AMR performance shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 1999 through 2000, and (ii) 170,000 AMR Career Equity shares that are scheduled to vest at age 60 (with pro rata vesting in the event of death, disability or termination not for cause before attaining age 60). AMR amount also includes 20,200 shares of AMR common stock.

(2) AMR amount includes AMR stock options for 76,000 shares of AMR common stock and 63,000 shares of AMR deferred stock granted under the AMR 1998 LTIP. AMR stock options representing 40,400 shares of AMR common stock are vested and currently exercisable. The remaining AMR stock options will vest during the period from

    July 1999 through July 2003. The AMR deferred shares granted under the 1998 LTIP are comprised of: (i) 21,000 AMR performance shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 1999 through 2000, and (ii) 42,000 AMR Career Equity shares that are scheduled to vest at age 60 (with pro rata vesting in the event of death, disability or termination not for cause before attaining age 60).

(3) Sabre amount includes 2,991, 273, 3,049, 2,835, and 2,999 Sabre stock equivalent units (which are the economic equivalent of a share of stock) granted to Messrs. Brennan, Ely, Marschel, Martin and Thomas, respectively, which are deferred pursuant to the fee deferral plan (see Compensation of Directors on page 7). Sabre amount also includes grants to each of Messrs. Brennan, Ely, Kelly, Marschel, Martin and Thomas of Sabre stock options for 13,000 shares in 1997 and 3,000 shares in 1998, of the Corporation's Class A Common Stock. For each of Messrs. Brennan, Ely, Kelly, Marschel, Martin and Thomas, 2,600 shares of the Corporation's Class A Common Stock is vested and currently exercisable and 3,200 shares of the Corporation's Class A Common Stock will vest and become exercisable in May 1999. The remaining Sabre options for each of Messrs. Brennan, Ely, Kelly, Marschel, Martin and Thomas will vest during the period from May 2000 through May 2003. Sabre amount also includes 2,000, 1,000, 2,800, 14,000, 200 and 14,000 shares of Sabre common stock owned by Messrs. Brennan, Ely, Kelly, Marschel, Martin and Thomas, respectively.

(4) AMR amount includes 2,600 AMR deferred shares granted under the AMR 1994 Directors Stock Incentive Plan to each of Messrs. Brennan and Kelly. Such shares will be delivered to the director within six months after the director ceases to be a member of the Board. AMR amount for Mr. Kelly also includes 2,000 shares of AMR common stock held by Kelly Group Investors. Mr. Kelly disclaims any beneficial interest in 1,072 of such shares. In addition, AMR amount for Mr. Brennan includes 10,292 AMR stock equivalent units (which are the economic equivalent of a share of stock) and 2,000 shares of AMR common stock.

(5) AMR amount includes AMR stock options for 37,000 shares of AMR common stock and 75,000 shares of AMR deferred stock granted under the AMR 1998 LTIP. AMR stock options representing 5,800 shares of AMR common stock are vested and currently exercisable. The remaining AMR stock options will vest during the period from July 1999 through July 2003. The AMR deferred shares granted under the 1998 LTIP are comprised of: (i) 15,000 AMR performance shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 1999 through 2000, and (ii) 60,000 AMR Career Equity shares that are scheduled to vest at age 60 (with pro rata vesting in the event of death, disability or termination not for cause before attaining age 60).

(6) Sabre amount includes Sabre stock options for 561,350 shares of the Corporation's Class A Common Stock, 39,070 shares of Sabre deferred stock and 24,520 shares of Sabre restricted stock, all granted under the LTIP except for 65,000 stock options and 11,000 shares of deferred stock granted under the Amended and Restated 1996 LTIP, subject to stockholders approval. Stock options representing 212,970 shares of common stock are vested and currently exercisable. The remaining stock options will vest during the period from July 1999 through January 2004. The deferred shares are Sabre Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 1999 through 2001. Restrictions lapse on Sabre restricted stock in 1999. Sabre amount also includes 1,250 shares of Sabre common stock and 774 shares of stock purchased under Sabre Employee Stock Purchase Plan.

(7) Sabre amount includes Sabre stock options for 112,170 shares of the Corporation's Class A Common Stock, 72,430 shares of Sabre deferred stock and 6,660 shares of Sabre restricted stock, all granted under the LTIP. Stock options representing 19,630 shares of the Corporation's Class A Common Stock will vest within the next sixty days. The remaining stock options will vest during the period from July 1999 through April 2003. Sabre deferred shares are comprised of: (i) 13,920 Sabre Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 1999 through 2000, and
    (ii) 58,510 Sabre Career Equity Shares that are scheduled to vest at age 60 (with pro rata vesting in the event of death, disability or termination not for cause before attaining age 60). Restrictions lapse on 2,220 shares of Sabre restricted stock in April 1999 and the remaining restricted stock restrictions lapse in 2000 through 2001.

(8) Sabre amount includes Sabre stock options for 158,650 shares of the Corporation's Class A Common Stock, 13,920 shares of Sabre deferred stock and 16,620 shares of Sabre restricted stock, all granted under the LTIP. Stock options representing 61,900 shares of the Corporation's Class A Common Stock are vested and currently exercisable and an additional 7,040 shares of the Corporation's Class A Common Stock will vest within the next sixty days. The remaining stock options will vest during the period from July 1999 through April 2003. Sabre deferred shares are Sabre Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 1999 through 2000. Restrictions lapse on Sabre restricted stock in 1999. Sabre amount also includes 1,000 shares of Sabre common stock and 354 shares of stock purchased under Sabre Employee Stock Purchase Plan.

(9) Sabre amount includes Sabre stock options for 78,250 shares of the Corporation's Class A Common Stock, 14,320 shares of Sabre deferred stock and 2,000 shares of Sabre restricted stock, all granted under the LTIP except for 25,000 stock options and 3,200 shares of deferred stock granted under the Amended and Restated 1996 LTIP, subject to stockholders approval. The stock options will vest during the period from June 1999 through January 2004. Sabre deferred shares are Sabre Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 1999 through 2001. Restrictions lapse on Sabre restricted stock in 1999.

(10) Sabre amount includes Sabre stock options for 102,570 shares of the Corporation's Class A Common Stock, 13,680 shares of Sabre deferred stock and 4,650 shares of Sabre restricted stock, all granted under the LTIP except for 22,000 stock options and 2,900 shares of deferred stock granted under the Amended and Restated 1996 LTIP, subject to stockholders approval. Stock options representing 30,320 shares of the Corporation's Class A Common Stock are vested and currently exercisable and an additional 2,330 shares of the Corporation's Class A Common Stock will vest within the next sixty days. The remaining stock options will vest during the period from April 1999 through January 2003. The deferred shares are Sabre Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 1999 through 2001. Restrictions lapse on Sabre restricted stock in 1999.

SECURITIES OWNED BY CERTAIN BENEFICIAL OWNERS

    The following firms have informed the Corporation they were the beneficial owners of more than 5% of the Corporation's outstanding Class A or Class B Common Stock at March 15, 1999.

                                                       CLASS OF                      PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                     STOCK       AMOUNT HELD        CLASS
---------------------------------------------------  -------------  -------------  ---------------
AMR Corporation ...................................       Class B     107,374,000(1)       100.00%
  4333 Amon Carter Boulevard
  Fort Worth, TX 76155

FMR Corp. .........................................       Class A       3,277,410(2)        13.81%
  82 Devonshire Street
  Boston, MA 02109

Vanguard/Primecap Fund, Inc. ......................       Class A       2,309,200(3)         9.73%
  P.O. Box 2600
  Valley Forge, PA 19482

Oppenheimer Capital ...............................       Class A       1,569,168(4)         6.61%
  Oppenheimer Tower, World Financial Center
  New York, NY 10281

Scudder Kemper Investments, Inc. ..................       Class A       2,074,678(5)         8.74%
  Two International Place
  Boston, MA 02110

Jurika & Voyles LP ................................       Class A       1,453,214(6)         6.12%
  1999 Harrison Street, Suite 700
  Oakland, CA 94612

KR Capital Advisors, Inc. .........................       Class A       1,366,573(7)         5.76%
  450 Park Avenue
  New York, NY 10022

------------------------------

(1) Shares represent 100% of the outstanding Class B Common Stock, which are convertible at AMR's option into 107,374,000 shares of Class A Common Stock. Class B Common Stock is entitled to 10 votes per share. The Class B Common Stock held by AMR Corporation represents 97.9% of the total voting power of the Corporation's stockholders. If fully converted, the Class B Common Stock owned by AMR would represent 82.7% of all outstanding shares of Class A Common Stock as of the record date.

(2) Based on Schedule 13G filed on March 10, 1999 by FMR Corp., Abigail P. Johnson and Edward C. Johnson 3d: FMR Corp. had sole voting power over 871,630 shares, and sole dispositive power over and beneficial ownership of 3,277,410 shares, of Class A Common Stock. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 ("Fidelity"), is the beneficial owner of 2,354,380 shares of the Class A Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, and as a result of acting as sub-adviser to Fidelity American Special Situations Trust ("FASST"). FASST is a unit trust established and authorized by the Department of Trade and Industry under the laws of England. The investment adviser of FASST is Fidelity Investment Services Limited, an English company and a subsidiary of Fidelity International Limited ("FIL"). Mr. Johnson, FMR Corp., through its control of Fidelity, and the Fidelity funds each has sole dispositive power over 2,335,180 shares owned by the Fidelity funds. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 ("Fidelity Trust"), is the beneficial owner of 777,600 shares of the Class A Common Stock as a result of its serving as investment manager of the institutional account(s). Mr. Johnson and FMR Corp., through its control of Fidelity Trust, each has sole dispositive power over 777,600 shares, and sole power to vote or direct the voting of 707,000 shares, of Class A Common Stock owned by the institutional accounts.

(3) Based on Schedule 13G filed on February 10, 1999 by Vanguard/Primecap Fund,
    Inc.: Vanguard/Primecap Fund Inc. had sole voting power and shared dispositive power over, and beneficial ownership of, 2,309,200 shares of Class A Common Stock. Vanguard/Primecap Fund, Inc. is an investment company registered under Section 8 of the Investment Company Act.

(4) Based on Schedule 13G filed on February 12, 1999 by Oppenheimer Capital:
    Oppenheimer Capital has shared voting power and shared dispositive power over, and beneficial ownership of, 1,569,168 shares of Class A Common Stock. Oppenheimer Capital is a Delaware general partnership and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

(5) Based on Schedule 13G filed on February 11, 1999 by Scudder Kemper Investments, Inc.: Scudder Kemper Investments, Inc., had sole voting power over 312,600 shares, shared voting power over 490,893 shares, and sole dispositive power over and beneficial ownership of 2,074,678 shares, of Class A Common Stock. Scudder Kemper Investments, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

(6) Based on Schedule 13G filed on February 12, 1999 by Jurika & Voyles LP:
    Jurika & Voyles LP had shared voting power over 1,280,789 shares, and shared dispositive power over and beneficial ownership of 1,453,214 shares, of Class A Common Stock. Jurika & Voyles LP is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

(7) Based on Schedule 13G filed on February 11, 1999 by KR Capital Advisors, Inc. and Edward D. Klein: KR Capital Advisors, Inc. had sole voting power over 1,281,173 shares, and sole dispositive power over and beneficial ownership of 1,366,573 shares, of Class A Common Stock. KR Capital Advisors, Inc. is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940.

               RELATIONSHIPS WITH AMR CORPORATION AND AFFILIATES

    On July 2, 1996, AMR completed a reorganization (the "Reorganization"), pursuant to which the Corporation became the successor to the businesses of The SABRE Group which were formerly operated as divisions or subsidiaries of AMR or American.

DEBENTURE PAYABLE TO AMR

    On July 2, 1996, in connection with the Reorganization, American transferred to the Corporation certain divisions and subsidiaries of American through which AMR previously conducted its information technology businesses, and in return the Corporation issued to American a floating rate subordinated debenture due September 30, 2004 with a principal amount of $850 million (the "Debenture") and common stock representing 100% of the equity ownership interest in the Corporation. American subsequently prepaid a portion of its note payable to AMR with the Debenture.

    The interest rate on the Debenture is based on the sum of the London Interbank Offered Rate ("LIBOR") plus a margin based upon the Corporation's senior unsecured long-term debt rating or, if such debt rating is not available, upon the Corporation's ratio of net debt to total capital. The interest rate is determined monthly and accrued interest is payable each September 30 and March
31. The average interest rate on the Debenture was 6.1% and 6.2% for 1998 and 1997, respectively. The Corporation may prepay the principal balance, approximately $318 million at December 31, 1998, in whole or in part at any interest payment date.

AFFILIATE AGREEMENTS

    In connection with the Reorganization, the Corporation or its principal operating subsidiary, The SABRE Group, Inc. ("Operating Company") has entered into certain agreements with AMR and its affiliates (the "Affiliate Agreements"), which are discussed below.

    INFORMATION TECHNOLOGY SERVICES AGREEMENT. The Operating Company is party to the Information Technology Services Agreement with American dated July 1, 1996 (the "Technology Services Agreement"), to provide American with certain information technology services. The parties agreed to apply the financial terms of the Technology Services Agreement as of January 1, 1996. The base term of the Technology Services Agreement expires June 30, 2006. The terms of the services to be provided by the Operating Company to American, however, vary. For example, the Operating Company will provide: (i) Data Center services, data network services, application development and existing application maintenance enhancement services until June 30, 2006;

(ii) services relating to existing client server operations until June 30, 2001;
(iii) distributed systems services until June 30, 2002; and (iv) voice network services until June 30, 2001. In 1998, the Operating Company earned approximately $397 million for services rendered under the Technology Services Agreement.

    The Technology Services Agreement provides for annual price adjustments. For certain prices, adjustments are made according to formulas which are reset every two years and which may take into account the market for similar services provided by other companies. The resulting rates may reflect an increase or decrease over the previous rates.

    With limited exceptions, under the Technology Services Agreement the Operating Company will continue to be the exclusive provider of all information technology services provided by the Operating Company to American immediately prior to the execution of the Technology Services Agreement. Any new information technology services, including most new application development services, requested by American can be outsourced pursuant to competitive bidding by American or performed by American on its own behalf. With limited exceptions, the Operating Company has the right to bid on all new services for which American solicits bids. Additionally, American may continue to perform development and enhancement work that it is currently performing on its own behalf.

    After July 1, 2000, American may terminate the Technology Services Agreement for convenience. If it does so, American will be required to pay a termination fee equal to the sum of all amounts then due under the Technology Services Agreement, including wind-down costs, net book value of dedicated assets and a significant percentage of estimated lost profits. American may also terminate the Technology Services Agreement without penalty, in whole or in part depending upon circumstances, for egregious breach by the Operating Company of its obligations or for serious failure to perform critical or significant services. If the Operating Company is acquired by another corporation (other than AMR or American) with more than $1 billion in annual airline transportation revenue, then American may terminate the Technology Services Agreement without paying any termination fee. Additionally, if American were to dispose of any portion of its businesses or any affiliate accounting for more than 10% of the Operating Company's fees from American, then American shall either cause such divested business or affiliate to be obligated to use the Operating Company's services in accordance with the Technology Services Agreement or pay a proportionate termination fee.

    In addition, Airline Management Services, Inc., a subsidiary of AMR, and Canadian Airlines International Ltd. ("Canadian") have entered into an agreement pursuant to which AMR and American supply to Canadian various services, including technology services. The Operating

Company is a principal provider of data processing and network distributed systems services to Canadian under the terms of the Canadian Technical Services Subcontract (the "Canadian Subcontract") with American which expires in 2006. Under the terms of the Canadian Subcontract, American guaranteed full payment for services actually performed by the Operating Company and unrecovered deferred costs associated with the installation and implementation of certain systems. As permitted by the terms of the Canadian Subcontract, in December 1996, American paid the Operating Company approximately $40 million, representing unrecovered deferred costs. Approximately $5 million of these deferred costs were charged to operations in 1996.

    MANAGEMENT SERVICES AGREEMENT. The Operating Company and American are parties to a Management Services Agreement dated July 1, 1996 (the "Management Services Agreement"), pursuant to which American performs various management services for the Operating Company that American has historically provided to the Operating Company. American also manages the Operating Company's cash balances under the terms of the Management Services Agreement. Transactions with American are settled through monthly billings, with payment due in 30 days. The Management Services Agreement will expire on June 30, 1999, unless terminated earlier if American and the Operating Company are no longer under common control or if the Technology Services Agreement is terminated early. Amounts charged to the Operating Company under this agreement approximate American's cost of providing the services plus a margin. The parties agreed to apply the financial terms of the Management Services Agreement as of January 1, 1996.

    MARKETING COOPERATION AGREEMENT. The Operating Company and American are parties to the Marketing Cooperation Agreement dated July 1, 1996 (the "Marketing Cooperation Agreement"), pursuant to which American will provide marketing support for 10 years for the Operating Company's professional Sabre products targeted to travel agencies and for five years for SABRE Business Travel Solutions ("SABRE BTS"), Travelocity and easySABRE. The parties agreed to apply the financial terms of the Marketing Cooperation Agreement as of January 1, 1996. The Marketing Cooperation Agreement may be terminated by either party prior to June 30, 2006 only if the other party fails to perform its obligations thereunder.

    Under the Marketing Cooperation Agreement, American's marketing efforts include ongoing promotional programs to assist in the sale of those Sabre products, development with the Operating Company of an annual sales plan, sponsorship of sales/promotional events and the targeting of potential customers. Under the terms of the Marketing Cooperation Agreement, the Operating Company pays American a fee for its marketing support for professional Sabre, the amount of which may increase or decrease, depending on total Sabre booking volumes generated by certain professional Sabre subscribers in the U.S., the Caribbean and elsewhere and on Sabre's market share of travel agency bookings in those areas. That fee was approximately $17 million in 1998. As payment for American's support of the Operating Company's promotion of SABRE BTS, Travelocity and easySABRE, the Operating Company pays American a marketing fee based upon booking volume. Additionally, the Operating Company has guaranteed to American certain cost savings in the fifth year of the Marketing Cooperation Agreement. If American does not achieve those savings, the Operating Company will pay American any shortfall, up to a maximum of $50 million. As of December 31, 1998, the Operating Company had recorded a liability of approximately $7 million for this guarantee.

    NON-COMPETITION AGREEMENT. The Corporation, Operating Company, AMR and American have entered into a Non-Competition Agreement dated July 1, 1996 (the "Non-Competition Agreement"), pursuant to which AMR and American, on behalf of themselves and certain of their subsidiaries, have agreed to limit their competition with the Operating Company's businesses of: (i) electronic travel distribution; (ii) development, maintenance, marketing and licensing of software for travel agency, travel, transportation and logistics management; (iii) computer system integration; (iv) development, maintenance and operation of a data processing center providing data processing services to third parties; and
(v) travel industry, transportation and logistics consulting services relating primarily to computer technology and automation. The Non-Competition Agreement expires on December 31, 2001. American may terminate the Non-Competition Agreement, however, as to the activities described in clauses (ii) though (v) of this paragraph upon 90 days notice to the Operating Company if the Technology Services Agreement is terminated as a result of an egregious breach thereof by the Operating Company.

    TRAVEL AGREEMENTS. The Operating Company and American are parties to a Travel Privileges Agreement dated July 1, 1996 (the "Travel Privileges Agreement"), pursuant to which the Operating Company is entitled to purchase personal travel for its employees and retirees at reduced fares. The Travel Privileges Agreement will expire on June 30, 2008. To pay for the provision of flight privileges to certain of its future retired employees, the Operating Company makes a lump sum payment to American each year, for each employee retiring in that year. The payment per retiree is based on the number of years of service with the Operating Company and AMR over the prior ten years of service. Service years accrue for the Operating Company beginning on January 1, 1993. AMR will retain the obligation for the portion of benefits attributable to service years prior to January 1, 1993. The accumulated benefit obligation for post-retirement travel privileges assumed by the Operating Company at July 1, 1996 of approximately $8 million, net of deferred taxes of approximately $3 million, was recorded as a reduction to stockholders' equity. The remaining cost of providing this privilege is being accrued over the estimated service lives of the employees eligible for the privilege.

    The Operating Company and American are also parties to a Corporate Travel Agreement dated July 1, 1998 and ending June 30, 2001 (the "Corporate Travel Agreement"), pursuant to which the Operating Company receives discounts for certain flights purchased on American. In exchange, the Operating Company must fly a certain percentage of its travel on American as compared to all other air carriers combined. If the Operating Company fails to meet the applicable percentage on an average basis over any calendar quarter, American may terminate the agreement upon 60 days' notice.

    The parties agreed to apply the financial terms of the Travel Privileges Agreement and the Corporate Travel Agreement as of January 1, 1996 and July 1, 1998, respectively.

    CREDIT AGREEMENT. On July 1, 1996, the Corporation and American entered into a Credit Agreement pursuant to which the Corporation is required to borrow from American, and American is required to lend to the Corporation, amounts required by the Corporation to fund its daily cash requirements. In addition, American may, but is not required to, borrow from the Corporation to fund its daily cash requirements. The maximum amount the Corporation may borrow at any time from American under the Credit Agreement is $300 million. The maximum amount that American may borrow at any time from the Corporation under the Credit Agreement is $100 million. Loans under the Credit Agreement are not intended as long-term financing. If the Corporation's credit rating is better than "B" on the Standard & Poor's Rating Service Scale (or an equivalent thereof) or American has excess cash, as defined, to lend the Corporation, the interest rate to be charged to the Corporation is the sum of (a) the higher of
(i) American's average rate of return on short-term investments for the month in which the borrowing occurred or (ii) the actual rate of interest paid by American to borrow funds to make the loan to the Corporation under the Credit Agreement, plus (b) an additional spread based upon the Corporation's credit risk. If the Corporation's credit rating is "B" or below on the Standard & Poor's Rating Service Scale (or an equivalent thereof) and American does not have excess cash to lend to the Corporation, the interest rate to be charged to the Corporation is the lower of (a) the sum of (i) the borrowing cost incurred by American to draw on its revolving credit facility to make the advance, plus
(ii) an additional spread based on the Corporation's credit risk, or (b) the sum of (i) the cost at which the Corporation could borrow funds from an independent party plus (ii) one-half of the margin American pays to borrow under its revolving credit facility. The Corporation believes that the interest rate it will be charged by American could, at times, be slightly above the rate at which the Corporation could borrow externally; however, no standby fees for the line of credit will be required to be paid by either party. The interest rate to be charged to American is the Corporation's average portfolio rate for the months in which borrowing occurred plus an additional spread based upon American's credit risk. At the end of each quarter, American must pay all amounts owing under the Credit Agreement to the Corporation. No borrowings have occurred by either the Corporation or American as of December 31, 1998.

    INDEMNIFICATION AGREEMENT. In connection with the Reorganization, the Operating Company and American entered into an intercompany agreement (the "Indemnification Agreement") pursuant to which each party indemnified the other for certain obligations relating to the Reorganization. Pursuant to the Indemnification Agreement, the Operating Company indemnified American for liabilities assumed in the Reorganization, against third party claims asserted against American as a result of American's prior ownership of assets or operation of businesses contributed to the Operating Company and for losses arising from or in connection with the Operating Company's lease of property from American. In exchange, American indemnified the Operating Company for specified liabilities retained by it in the Reorganization, against third party claims against the Operating Company relating to American's businesses and asserted against the Operating Company as a result of the ownership or possession by American prior to the Reorganization of any asset contributed to the Operating Company in the Reorganization and for losses arising from or in connection with American's lease of property from the Operating Company.

    SERVICES AGREEMENTS. The Operating Company is party to Services Agreements with AMR Services Corporation, AMR Combs, Inc. and TeleService Resources, Inc. ("TSR"), each effective as of July 1, 1996 (the "Services Agreements"). Under the Services Agreements, the Operating Company will be the provider to each of the companies of certain information technology services, including data center services, connectivity services and network services. The base term of the Services Agreements have a scheduled expiration date of December 31, 2002. In 1998, the Operating Company earned approximately $3 million for services rendered under the Services Agreements.

    INFORMATION TECHNOLOGY SERVICES AGREEMENT. The Operating Company is party to an Information Technology Services Agreement (the "ITS Agreement") with TSR, effective as of July 1, 1998. Under the ITS Agreement, the Operating Company will provide certain information technology services and license certain applications to TSR with respect to the SPIRIT Multihost System ("SPIRIT") owned by the Hyatt Corporation and marketed by the Operating Company. The parties also agreed to jointly market SPIRIT. The ITS Agreement has a stated term of seven
(7) years, however, either party may terminate the ITS Agreement for convenience on or after

January 1, 2003. In 1998, the Operating Company earned approximately $1 million for services rendered under the ITS Agreement.

REVENUES FROM AFFILIATES

    The Corporation's revenues from American and other subsidiaries of AMR were $574 million in 1998.

OPERATING EXPENSES

    Operating expenses are charged to the Corporation by American and other subsidiaries of AMR to cover certain employee benefits, facilities rental, marketing services, management services, legal fees and certain other administrative costs based on employee headcount or actual usage of facilities and services. The Corporation believes amounts charged to the Corporation for these expenses approximate the cost of such services provided by third parties. Travel service costs for travel by the Corporation's employees for personal and business travel are charged to the Corporation based on rates negotiated with American. If the Corporation were not affiliated with American, the personal travel flight privilege would most likely not be available to employees. The rates negotiated with American for 1998 under the Corporate Travel Agreement approximates corporate travel rates offered by American to similar companies. Expenses charged to the Corporation by affiliates for the year ended December 31, 1998 are as follows (in thousands):

Employee benefits........................................................  $   41,348
Facilities rental........................................................       2,706
Marketing cooperation....................................................      24,619
Management services......................................................      10,069
Other administrative costs...............................................      12,732
Travel services..........................................................      45,433
                                                                           ----------
                                                                           $  136,907
                                                                           ----------
                                                                           ----------

                       PROPOSAL 2--SELECTION OF AUDITORS

    Based upon the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP to serve as the Corporation's independent auditors for the year ending December 31, 1999. The stockholders will be requested to ratify the Board's selection. Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions.

VOTE REQUIRED FOR APPROVAL

    The affirmative vote of a majority of the shares represented and entitled to vote is required to approve the Board's selection of auditors. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL.

                      PROPOSAL 3--CHANGE OF CORPORATE NAME

    On March 16, 1999, the Board of Directors declared it advisable and proposed that Article I of the Certificate of Incorporation be amended to change the Corporation's name to "Sabre Holdings Corporation." The Corporation is adopting a worldwide branding strategy that emphasizes Sabre's identity as a single company, rather than continuing to highlight the separate status of the electronic travel distribution and information technology solutions divisions or regional units. The Board of Directors believes that referring to the Corporation as a "group" incorrectly suggests that the Corporation is a collection of companies, rather than a single company, and dilutes the Sabre brand. Accordingly, the Board of Directors recommends that the Corporation's name be changed to "Sabre Holdings Corporation."

VOTE REQUIRED FOR APPROVAL

    The affirmative vote of a majority of the voting power of the outstanding shares entitled to vote is required to approve the adoption of the amendment to the Certificate of Incorporation to change the corporate name.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL.

                  PROPOSAL 4--APPROVAL OF AMENDED AND RESTATED
                         1996 LONG-TERM INCENTIVE PLAN

    In 1996, the Board of Directors adopted and the sole stockholder approved a LTIP. The purpose of the plan was to attract, retain and reward key employees of the Corporation, its subsidiaries and affiliates and to strengthen the mutuality of interests between these key employees and stockholders. The LTIP will terminate in 2006. Although the LTIP has worked well, several changes have occurred in the law applicable to such plans and in executive compensation practices. Therefore, and in order to ensure continued alignment between the interests of key employees and the Corporation's stockholders, the Board of Directors has adopted, subject to stockholder approval, an Amended and Restated 1996 LTIP. The Corporation is seeking stockholder approval of the Amended and Restated 1996 LTIP in order to qualify payments made to certain officers of the Corporation as deductible for federal income tax purposes.

    The terms and conditions of the Amended and Restated 1996 LTIP are, in most respects, similar to those of the LTIP. The Amended and Restated 1996 LTIP amended the LTIP to limit the number of restricted shares available for grant to an aggregate of one million, to allow greater flexibility with respect to voting and dividend rights of restricted stock grants, to add non-employee directors as participants and to amend the change in control provisions to lower the stock ownership threshold to 15% from 20% and to effect other technical changes thereto. A summary of the Amended and Restated 1996 LTIP follows, but this summary is qualified in its entirety by reference to the full text of the Amended and Restated 1996 LTIP, which is attached as EXHIBIT A to this proxy statement.

SHARES

    The total number of shares reserved and available for distribution under the Amended and Restated 1996 LTIP continues to be thirteen million (13,000,000) shares of Class A Common Stock. No more than one million (1,000,000) shares of restricted stock can be granted under the Amended and Restated 1996 LTIP.

    If shares that are subject to an option under the Amended and Restated 1996 LTIP cease to be subject to such option, or if shares awarded under the Amended and Restated 1996 LTIP are forfeited, or otherwise terminate without a payment being made to the participant (in the form of the Corporation's common stock) those shares will be made available for future distribution under the Amended and Restated 1996 LTIP. In the event of certain changes in the Corporation's structure affecting its common stock, the Committee may make appropriate adjustments in the number of shares that may be awarded and in the number of shares covered by options and other awards then outstanding under the Amended and Restated 1996 LTIP, and where applicable, the exercise price of awards under the Amended and Restated 1996 LTIP.

PARTICIPATION

    Amended and Restated 1996 LTIP awards may be made to non-employee directors, officers, managers, and key employees of the Corporation, its subsidiaries and affiliates. The number of non-employee directors and employees participating in the LTIP will vary from year to year. In 1998, 353 employees (including 7 officers) participated in the LTIP. Although non-employee directors were ineligible to participate in the LTIP, all non-employee directors (currently six persons) will receive grants of options under the Amended and Restated 1996 LTIP in lieu of participating in the Corporation's 1996 Director Stock Incentive Plan.

AWARDS UNDER THE AMENDED AND RESTATED 1996 LTIP

    The Amended and Restated 1996 LTIP is administered by a committee of no fewer than two members of the Board to be appointed by the Board (the "Special Committee"). The Special Committee has the authority to select those to whom awards will be made and to grant the following type of awards: (1) stock options and incentive stock options, (2) stock appreciation rights, (3) restricted stock, (4) deferred stock, (5) stock purchase rights, (6) performance awards (including cash bonuses), and/or (7) other stock based awards. Each of these awards may be granted alone, in conjunction with, or in tandem with other awards under the Amended and Restated 1996 LTIP.

    STOCK OPTIONS. Incentive stock options and non-qualified stock options may be granted for such number of shares of Class A Common Stock as the Special Committee will determine, except that no participant may be granted more than 1,000,000 stock options in any twelve-month period.

    Stock options will continue to be exercisable at such times and subject to such terms and conditions as the Special Committee determines and over a term (not in excess of 10 years) determined by the Special Committee. The option price for any option will be determined by the Special Committee at the time of grant and will be not less than 100% of the fair market value of the stock at the time of grant. However, the option price granted to an optionee upon cancellation of options to purchase common stock of AMR Corporation held by the optionee may be less than 100% of the fair market value of the stock at the time of grant so that the value of the option granted equals the value of the canceled AMR Corporation option. In addition, the option price granted to an optionee in replacement of a stock-equivalent award may be less than one hundred percent (100%) of the fair market value of the stock at the time of grant, subject to an overall limit with respect to phantom stock awards, of 250,000 shares.

    Upon an employee's voluntary resignation or termination for cause, such employee's stock options will also terminate unless otherwise determined by the Special Committee. If the employee is involuntarily terminated without cause, stock options will terminate, unless otherwise determined by the Special Committee. In the case of an employee whose employment terminates due to death, disability or retirement, stock options are exercisable in accordance with the terms and conditions established by the Special Committee. In no event, however, will a stock option remain exercisable past its original term.

    STOCK APPRECIATION RIGHTS. Stock Appreciation Rights ("SARs") may be granted alone or in conjunction with all or part of a stock option. Once a SAR has been exercised, the portion of the stock option underlying the SAR terminates.

    Upon exercise of a SAR, the Special Committee, at its discretion, will pay the employee an amount equal to the excess of the then fair market value of the stock over the option price, multiplied by the number of SARs being exercised. This payment may be in cash, common stock or any combination of the two.

    RESTRICTED STOCK. An award of restricted stock may be conditioned upon the attainment of specific performance goals or such other factors as the Special Committee may determine. The Special Committee determines the period during which restricted stock is subject to forfeiture. The Special Committee may provide for other awards, payable either in stock or cash, to ensure payment of a minimum value at the time the restrictions lapse, subject to such performance, future service, deferral, and other terms and conditions as the Special Committee may specify.

    During the restriction period, the employee may not sell, transfer, pledge or assign the restricted stock. At the end of the restriction period, shares of common stock equal to the number covered by the award of restricted stock will be delivered to the employee (unless the Special Committee decides to settle the award in cash). Upon the termination of the employee's employment for any reason during the restriction period, all restricted stock either will vest (in whole or in part) or be subject to forfeiture, in accordance with the terms and conditions of the initial award as established by the Special Committee. The Special Committee determines whether the employee will have the right to vote the restricted stock and to receive any dividends during the restriction period.

    DEFERRED STOCK. Deferred stock may be conditioned upon the attainment of specific Performance Criteria or such other factors as the Special Committee may determine. The Special Committee determines the periods during which the deferred stock is subject to forfeiture. The Special Committee may provide for other awards, payable either in stock or cash, to ensure payment of a minimum value at the time the deferral period lapses, subject to such Performance Criteria, service and/or other terms and conditions as the Special Committee may specify.

    During the deferral period, the employee may not sell, transfer, pledge or assign the deferred stock award. At the end of the deferral period, shares of common stock equal to the number covered by the award of deferred stock will be delivered to the employee (unless the Special Committee decides to settle the award in cash). Upon the termination of the employee's employment for any reason during the deferral period, all deferred stock either will vest (in whole or in part) or be subject to forfeiture, in accordance with the terms and conditions of the initial award as established by the Special Committee.

    The Special Committee determines whether amounts equivalent to any dividends that would have been paid on a corresponding number of shares will be paid to the employee, or deemed reinvested in additional shares of deferred stock.

    STOCK PURCHASE RIGHTS. The Special Committee may grant eligible individuals rights to purchase the Corporation's common stock at price(s) determined by the Special Committee. The Special Committee may condition such rights, or their exercise, on such terms and conditions as it sees fit. Rights to purchase stock will be exercisable for a period to be determined by the Special Committee.

    CASH BONUSES. The Amended and Restated 1996 LTIP permits the Special Committee to pay cash bonuses to any executive officer upon the achievement, in whole or in part, of Performance Criteria established in writing by the Special Committee. Such writing may be a plan or other arrangement approved by the Special Committee (the "Incentive Plan"), provided such plan or arrangement sets forth the Performance Criteria and the terms and conditions under which such cash bonus will be paid. The maximum amount of any cash payment under an Incentive Plan to any single officer with respect to any calendar year will not exceed the lesser of: (i) $2,000,000; or (ii) twice the officer's annual base salary as in effect on the last day of the preceding fiscal year.

    OTHER PERFORMANCE RELATED AWARDS. Any restricted stock, deferred stock and other stock based awards (other than those intended to vest solely on the basis of the passage of time) granted to executive officers will vest upon achieving performance objectives established by the Special Committee ("Performance Awards").

    Such performance objectives are limited to one or more of the following: (i) return on equity or assets; (ii) total stockholder return; (iii) revenues; (iv) cash flows, revenues and/or earnings relative to other parameters; (v) operating income; (vi) return on investment;
(vii) changes in the value of the Corporation's common stock; and (viii) operating margin (the "Performance Criteria"). Whether these objectives are achieved may be determined by the performance of the Corporation, a subsidiary or an affiliate (or any business unit or division thereof) or by reference to the performance of any of the Corporation, a subsidiary or an affiliate (or any business unit or division thereof) relative to past performance or to other companies. The number of shares that may be awarded to any single employee in respect of Performance Awards may not exceed 100,000 shares in any twelve-month period.

    OTHER STOCK BASED AWARDS. The Special Committee may also grant other types of awards that are valued, in whole or in part, by reference to, or otherwise based on, the Corporation's common stock. Such awards will be made upon terms and conditions as the Special Committee may in its discretion provide.

CHANGE IN CONTROL PROVISIONS

    If there is a change in control or a potential change in control, any stock options that are not then exercisable will become fully exercisable and vested. Likewise, the restrictions and deferral limitations applicable to restricted stock, deferred stock, stock purchase rights, other stock based awards and performance awards will lapse and such shares and awards will be deemed fully vested. Similarly, the Performance Criteria relative to any award of restricted stock or deferred stock will be deemed satisfied at target performance levels and such stock will then be fully vested. Stock options, restricted stock, deferred stock, stock purchase rights, performance awards, and other stock based awards may, in the sole discretion of the Special Committee, be cashed out on the basis of the change in control price as defined in the Amended and Restated 1996 LTIP.

AMENDMENT AND TERMINATION

    The Amended and Restated 1996 LTIP may be amended or terminated by the Board of Directors at any time and for any reason.

FEDERAL INCOME TAX ASPECTS

    The following is a brief summary of the federal income tax consequences of awards made under the LTIP based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe foreign, state or local tax consequences.

    INCENTIVE STOCK OPTIONS. No income is recognized by the participant upon the grant or exercise of an incentive stock option ("ISO"). However, for alternative minimum tax purposes, a tax preference item would be generated upon exercise of the ISO. If a participant does not sell the stock received upon the exercise of an ISO ("ISO Shares") for at least two years from the date of grant and for at least one year from the date of exercise, when the shares are sold any gain or loss realized will be long-term capital gain or loss. In such circumstances, no deduction will be allowed to the Corporation for federal income tax purposes.

    If ISO Shares are disposed of prior to the expiration of either of the holding periods described above, then at the time of such disposition, the participant generally will include in income as compensation income an amount equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the price paid for such ISO Shares. Subject to certain reporting requirements, the Corporation will be entitled to a corresponding deduction for such amount included by the participant as compensation income. Any further gain or loss realized by the participant will be taxed as a short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares. Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant's employment, the option will generally be taxed as a non-qualified stock option.

    NON-QUALIFIED STOCK OPTIONS. No income is realized by the participant at the time a nonqualified stock option is granted. Generally, upon exercise of a non-qualified stock option, the participant will recognize ordinary income in an amount equal to the difference between the price paid for the shares and the fair market value of the shares on the date of exercise, subject to certain reporting requirements, the Corporation will be entitled to a tax deduction in the same amount. Any appreciation (or depreciation) after the date of exercise will be treated as either short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares.

    STOCK APPRECIATION RIGHTS. No income will be realized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant will generally be required to include in income as compensation income in the year of exercise an amount equal to the amount of cash and/or the fair market value of any shares received. Subject to certain reporting requirements, the Corporation will be entitled to a deduction at the time and in the amount included in the participant's income by reason of the exercise. If the participant receives common stock upon exercise of a SAR, the post-exercise appreciation or depreciation will be recognized upon disposition of such common stock as short-term or long-term capital gain or loss, depending upon the length of time that the participant has held such common stock.

    RESTRICTED STOCK. A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock becomes transferable or is no longer subject to forfeiture, less any consideration paid for the stock. The Corporation will be entitled to a deduction at the same time and in the same amount. The holding period to determine whether the participant has long-term or short-term capital gain or loss on a subsequent sale generally begins when the stock becomes transferable or is no longer subject to forfeiture, and the participant's tax basis for such shares will generally equal the fair market value of such shares on such date.

    However, a participant may elect, under Section 83(b) of the Code, within 30 days of the grant date of the stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) on the date of grant over the purchase price of the restricted stock. By reason of such an election, the participant's holding period will commence on the date of grant and the participant's tax basis will be equal to the fair market value of the shares on that date (determined without regard to restrictions). Likewise, subject to certain reporting requirements, the Corporation generally will be entitled to a corresponding deduction equal to the amount included in income as compensation income by the participant. If shares are forfeited after such an election, the participant will be entitled to a deduction or loss in an amount equal to the excess of the purchase price of the forfeited shares over the amount realized upon forfeiture.

    DEFERRED STOCK. A participant receiving deferred stock generally will be subject to tax at ordinary income rates on the fair market value of the deferred stock on the date that the stock is distributed to the participant and the capital gain or loss holding period for such stock will also commence on that date. The Corporation generally will be entitled to a deduction in the amount that is taxable as ordinary income to the participant. The holding period to determine whether the participant has long-term or short-term capital gain or loss on a subsequent sale generally begins when the stock is either transferable or is no longer subject to forfeiture, and the participant's tax basis for such shares will generally equal the fair market value of such shares on such same date.

NEW PLAN BENEFITS

    It is not possible to determine the number of shares that will in the future be awarded under the Amended and Restated 1996 LTIP to any particular individual. However, set forth below are the number of options and shares of restricted and deferred stock that were granted to the following persons during 1998 under the terms of the LTIP:

                                                                         NUMBER OF RESTRICTED/DEFERRED
                      NAME                         NUMBER OF OPTIONS                 SHARES
-------------------------------------------------  ------------------  ----------------------------------
M.J. Durham                                                75,000                      12,500
T.M. Cook                                                  36,450                       9,180
T.B. Jones                                                 17,600                       6,960
B.J. Boston                                                30,000                       5,000
E.J. Speck                                                 26,000                       4,500
All current executive officers as a group                 342,050                      77,940
Non-executive officer employee group                      816,250                     127,300

VOTE REQUIRED FOR APPROVAL

    The affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required to approve the Amended and Restated 1996 LTIP. AMR Corporation has committed in writing to vote its shares in favor of this proposal, thereby ensuring its approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THIS PROPOSAL.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters to be acted upon at the meeting, but if any such matters properly come before the meeting that are not specifically set forth on the proxy card and in this proxy statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments.

                                           By Order of the Board of Directors,
                                           /s/ ANDREW B. STEINBERG
                                           -------------------------------------
                                           Andrew B. Steinberg
                                           SENIOR VICE PRESIDENT, GENERAL
                                           COUNSEL
                                           AND CORPORATE SECRETARY

March 30, 1999

                                                                       EXHIBIT A

               AMENDED AND RESTATED 1996 LONG-TERM INCENTIVE PLAN

                         The SABRE Group Holdings, Inc.

                                  January 1999

SECTION 1.  PURPOSE; DEFINITIONS

    The purpose of The SABRE Group Holdings, Inc.'s Amended and Restated 1996 Long-Term Incentive Plan (the "Plan") is to enable The SABRE Group Holdings, Inc. (the "Company") to attract, retain, and reward non-employee directors, officers, managers, and key employees of the Company and its Subsidiaries and Affiliates, and strengthen the mutuality of interests between such individuals and the Company's shareholders, by offering such individuals performance-based stock incentives and/or other equity interests or equity-based incentives in the Company, as well as performance-based incentives payable in cash. The Plan is intended to replace and supersede the Company's 1996 Long-Term Incentive Plan (the "1996 Plan").

    For purposes of the Plan, the following terms shall be defined as set forth below:

    (a) "AFFILIATE" means any entity other than the Company and its Subsidiaries that is designated by the Board as a participating employer under the Plan, provided that the Company directly or indirectly owns at least twenty percent (20%) of the combined voting power of all classes of stock of such entity or at least twenty percent (20%) of the ownership interests in such entity.

    (b) "BOARD" means the Board of Directors of the Company.

    (c) "BOOK VALUE" means, as of any given date, on a per share basis (a) the Stockholders' Equity in the Company as of the end of the immediately preceding fiscal year as reflected in the Company's consolidated balance sheet, subject to such adjustments as the Committee shall specify at or after grant, divided by (b) the number of then outstanding shares of Stock as of such year-end date (as adjusted by the Committee for subsequent events).

    (d) "CAUSE" means, but is not limited to, any of the following actions: theft, dishonesty or fraud, insubordination, persistent inattention to duties or excessive absenteeism, violation of the Company's work rules, code of conduct or policies or state or federal law, or any other conduct which would disqualify the participant from entitlement to unemployment benefits. The determination of whether Cause exists shall be made in the Company's sole discretion.

    (e) "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

    (f) "COMMITTEE" means the Committee referred to in Section 2 of the Plan. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by the Board.

    (g) "COMPANY" means The SABRE Group Holdings, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

    (h) "DEFERRED STOCK" means an award made pursuant to Section 8 below of the right to receive Stock at the end of a specified deferral period.

    (i) "DISABILITY" means disability as determined under procedures established by the Committee for purposes of this Plan.

    (j) "EARLY RETIREMENT" means retirement, with the express consent for purposes of this Plan of the Committee at or before the time of such retirement, from active employment with the Company and any Subsidiary or Affiliate.

    (k) "EFFECTIVE DATE" means January 19, 1999.

    (l) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

    (m) "FAIR MARKET VALUE" means, as of any given date, unless otherwise determined by the Committee in good faith, the mean between the highest and lowest quoted selling price, regular way, of the Stock on the New York Stock Exchange or, if no such sale of Stock occurs on the New York Stock Exchange on such date, the fair market value of the Stock as determined by the Committee in good faith.

    (n) "INCENTIVE STOCK OPTION" means any Stock Option intended to be and designated as an "Incentive Stock Option" within the meaning of Section 422 of the Code.

    (o) "NON-QUALIFIED STOCK OPTION" means any Stock Option that is not an Incentive Stock Option.

    (p) "NORMAL RETIREMENT" means, unless otherwise determined by the Committee, retirement from active employment by or service with the Company and any Subsidiary or Affiliate on or after age 65.

    (q) "OTHER STOCK-BASED AWARD" means an award under Section 10 below that is valued in whole or in part by reference to, or is otherwise based on, Stock.

    (r) "PARENT" means AMR Corporation.

    (s) "PERFORMANCE AWARD" means an award under Section 11 below that is valued based on the level of attainment of performance objectives related to the performance measures set forth in Section 11.

    (t) "PERSON" means "person" as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act but excluding the Company and any Subsidiary and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee).

    (u) "PHANTOM AWARD" means an award issued prior to the Effective Date by the Company pursuant to a stock appreciation right agreement or a phantom stock appreciation right agreement.

    (v) "PLAN" means The SABRE Group Holdings, Inc.'s Amended and Restated 1996 Long-Term Incentive Plan, as hereinafter amended from time to time.

    (w) "RESTRICTED STOCK" means an award of shares of Stock that is subject to restrictions under Section 7 below.

    (x) "RETIREMENT" means Normal or Early Retirement.

    (y) "STOCK" means the Class A Common Stock, $.01 par value per share, of the Company.

    (z) "STOCK APPRECIATION RIGHT" means the right to participate in an increase in the value of a share of Stock pursuant to an award granted under
       Section 6.

    (aa) "STOCK OPTION" or "OPTION" means any option to purchase shares of Stock (including Restricted Stock and Deferred Stock, if the Committee so determines) granted pursuant to Section 5 below.

    (bb) "STOCK PURCHASE RIGHT" means the right to purchase Stock pursuant to
       Section 9.

    (cc) "SUBSIDIARY" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

    In addition, the terms "Change in Control," "Potential Change in Control," and "Change in Control Price" shall have the meanings set forth, respectively, in Sections 12(b), (c) and (d) below.

SECTION 2.  ADMINISTRATION

    The Plan shall be administered by a committee of not less than two members of the Board, who shall be appointed by, and serve at the pleasure of, the Board. In selecting the members of the Committee, the Board shall take into account the requirements for the members of the Committee to be treated as "Outside Directors" within the meaning of Section 162(m) of the Code and "Non-Employee Directors" for purposes of Rule 16b-3, as promulgated under
Section 16 of the Exchange Act. The functions of the Committee specified in the Plan shall be exercised by the Board, if and to the extent that no Committee exists which has the authority to so administer the Plan or to the extent that the Committee is not comprised solely of Non-Employee Directors for purposes of Rule 16b-3, as promulgated under Section 16 of the Exchange Act.

    The Committee shall have full authority to grant, pursuant to the terms of the Plan, to non-employee directors, officers, managers, and key employees, eligible under Section 4: (i) Stock Options and Incentive Stock Options; (ii) Stock Appreciation Rights; (iii) Restricted Stock; (iv) Deferred Stock; (v) Stock Purchase Rights; (vi) Other Stock-Based Awards; and/or (vii) Performance Awards.

    In particular the Committee shall have the authority:

    (i) To select the non-employee directors, officers, managers, and key employees of the Company and its Subsidiaries and Affiliates to whom Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Stock Purchase Rights, Other Stock-Based Awards, and/or Performance Awards may from time to time be granted hereunder;

    (ii) To determine whether and to what extent Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Stock Purchase Rights, Other Stock Based Awards, and/or Performance Awards or any combination thereof, are to be granted hereunder to one or more eligible employees and non-employee directors;

   (iii) Subject to the provisions of Sections 3, 5 and 11, to determine the number of shares to be covered by each such award granted hereunder;

    (iv) To determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, the share price and any restriction or limitation, or any vesting acceleration or waiver of forfeiture restrictions regarding any Stock Option or other award and/or the shares of Stock relating thereto, based in each case on such factors as the Committee shall determine in its sole discretion).

    (v) To determine whether and under what circumstances a Stock Option may be settled in cash, Restricted Stock and/or Deferred Stock under Section 5(l) or (m), as applicable, instead of Stock;

    (vi) To determine whether and under what circumstances an award of Restricted Stock or Deferred Stock may be settled in cash;

   (vii) To determine whether, to what extent and under what circumstances Option grants and/or other awards under the Plan and/or other cash awards made by the Company are to be made, and operate, on a tandem basis vis-a-vis other awards under the Plan and/or cash awards made outside of the Plan, or on an additive basis;

  (viii) To determine whether, to what extent and under what circumstances Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of the participant (including providing for and determining the amount (if any) of any deemed earnings on any deferred amount during any deferral period);

    (ix) To determine the terms and restrictions applicable to Stock Purchase Rights and the Stock purchased by exercising such Rights; and

    (x) To designate the Corporate Secretary of the Company, other officers or employees of the Company or competent professional advisors to assist the Committee in the administration of the Plan, and to grant authority to such persons to execute agreements or other documents on its behalf.

    The Committee shall have the authority to adopt, alter, and repeal such rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.

    All decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee's sole discretion and shall be final and binding on all persons, including the Company and Plan participants.

SECTION 3.  STOCK SUBJECT TO PLAN

    The total number of shares of Stock reserved and available for distribution under the Plan shall continue to be the thirteen million (13,000,000) shares reserved and available under the 1996 Plan prior to its amendment; provided, however, that no more than one million (1,000,000) shares of Stock shall be granted on or after the Effective Date in the form of Restricted Stock.

    Subject to Section 6(b)(iv) below, if any shares of Stock that have been optioned cease to be subject to a Stock Option or an Incentive Stock Option, or if any such shares of Stock that are subject to any Restricted Stock or Deferred Stock award, Stock Purchase Right, Performance Awards, or Other Stock-Based Award granted hereunder are forfeited or any such award otherwise terminates without a payment being made to the participant in the form of Stock, such shares shall again be available for distribution in connection with future awards under the Plan.

    In the event of any merger, reorganization, consolidation, recapitalization, Stock dividend, Stock split or other change in corporate structure affecting the Stock, such substitution or adjustment shall be made in the aggregate number of shares reserved for issuance under the Plan, in the number and option price of shares subject to outstanding Options granted under the Plan, in the number and purchase price of shares subject to outstanding Stock Purchase Rights under the Plan, and in the number of shares subject to other outstanding awards granted under the Plan as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number. Such adjusted option price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right associated with any Stock Option.

SECTION 4.  ELIGIBILITY

    Non-employee directors, officers, managers, and other key employees of the Company and its Subsidiaries and Affiliates who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and/or its Subsidiaries and Affiliates are eligible to be granted awards under the Plan.

SECTION 5.  STOCK OPTIONS

    Stock Options may be granted alone, in addition to or in tandem with other awards granted under the Plan. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

    Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonqualified Stock Options.

    The Committee shall have the authority to grant to any optionee Incentive Stock Options, Nonqualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights); provided that, in no event shall the number of shares of Stock subject to any Stock Options granted to any employee during any twelve (12) month period (determined without regard to whether any option is cancelled) exceed one million (1,000,000) shares, as such number may be adjusted pursuant to Section 3.

    Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

    (a) OPTION PRICE. The Option price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but shall be not less than one hundred percent (100%) of the Fair Market Value of the Stock at grant, provided, however, that the Option price per share of Stock purchasable under a Stock Option which is granted to an optionee upon cancellation of any option(s) or fraction thereof to purchase common stock of AMR Corporation ("AMR Common Stock") held by the applicable optionee may be less than one hundred percent (100%) of the Fair Market Value of the Stock at the time of grant if the Committee deems it necessary so that the value of the Stock Option so granted, equals the value of the option(s) or fraction thereof to purchase AMR Common Stock cancelled on the date of grant; and provided further, however, that the Option price per share of Stock purchasable under a Stock Option that is granted to an optionee in replacement of a Phantom Award may be less than one hundred percent (100%) of the Fair Market Value of the Stock at the time of grant, subject to an overall limit of two hundred fifty thousand (250,000) shares of Stock purchasable under such Stock Options replacing Phantom Awards.

    (b) OPTION TERM. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten (10) years after the date the Option is granted.

    (c) EXERCISABILITY. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant; provided, however, that, except as provided in Section 12, or unless otherwise determined by the Committee at or after grant, no Stock Option shall be exercisable prior to the first anniversary date of the granting of the Option. If the Committee provides, in its sole discretion, that any Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time at or after grant in whole or in part, based on such factors as the Committee shall determine, in its sole discretion.

    (d) METHOD OF EXERCISE. Subject to whatever installment exercise provisions apply under Section 5(c), Stock Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company, or its designated representative, specifying the number of shares to be purchased.

       Such notice shall be accompanied by payment in full of the purchase price, either by check, note or such other instrument as the Committee may accept. As determined by the Committee, in its sole discretion, at or after grant, payment in full or in part may also be made in the form of unrestricted Stock already owned by the optionee or, in the case of the exercise of a Nonqualified Stock Option, in the form of Restricted Stock, or Deferred Stock subject to an award hereunder (based, in each case, on the Fair Market Value of the Stock on the date the Option is exercised).

       If payment of the option exercise price of a Nonqualified Stock Option is made in whole or in part in the form of Restricted Stock or Deferred Stock, such Restricted Stock or Deferred Stock (and any replacement shares relating thereto) shall remain (or be) restricted or deferred, as the case may be, in accordance with the original terms of the Restricted Stock award or Deferred Stock award in question, and any additional Stock received upon the exercise shall be subject to the same forfeiture restrictions or deferral limitations, unless otherwise determined by the Committee, in its sole discretion, at or after grant.

       No shares of Stock shall be issued until full payment therefore has been made. An optionee shall generally have the rights to dividends or other rights of a shareholder with respect to the shares subject to the Option when the optionee has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in Section 15(a).

    (e) TRANSFERABILITY OF OPTIONS. Unless the Committee shall permit (on such terms and conditions as it shall establish) an Option to be transferred to a member of the participant's immediate family or to a trust or similar vehicle for the benefit of such immediate family members, no Option shall be assignable or transferable except by will or the laws of descent and distribution, and except to the extent required by law, no right or interest of any participants shall be subject to any lien, obligation or liability of the participant.

    (f) TERMINATION BY DEATH. Subject to Section 5(k), if an optionee's employment by or service with the Company and any Subsidiary or Affiliate terminates by reason of death, any Stock Option held by such optionee may thereafter be exercised in accordance with the terms and conditions established by the Committee.

    (g) TERMINATION BY REASON OF DISABILITY. Subject to Section 5(k), if an optionee's employment by or service with the Company and any Subsidiary terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee in accordance with the terms and conditions established by the Committee. In the event of termination of employment or service by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

    (h) TERMINATION BY REASON OF RETIREMENT. Subject to Section 5(k), if an optionee's employment by or service with the Company and any Subsidiary or Affiliate terminates by reason of Normal or Early Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, in accordance with the terms and conditions established by the Committee. In the event of termination of employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as Nonqualified Stock Option.

    (i) TERMINATION FOR CAUSE. Subject to Section 5(k), if an optionee's employment by the Company or any Subsidiary or Affiliate is terminated for Cause, the Stock Option shall thereupon terminate, whether or not exercisable at that time.

    (j) OTHER TERMINATION. Unless otherwise determined by the Committee, if an optionee's employment by or service with the Company or any Subsidiary or Affiliate terminates for any reason other than death, Disability or Normal or Early Retirement, the Stock Option shall thereupon terminate.

    (k) INCENTIVE STOCK OPTIONS. Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the optionee(s) affected, to disqualify any Incentive Stock Option under such
       Section 422.

    (l) BUYOUT PROVISIONS. The Committee may at any time offer to buy out for payment in cash, Stock, Deferred Stock or Restricted Stock, an Option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the participant at the time that such offer is made.

    (m) SETTLEMENT PROVISIONS. If the option agreement so provides at grant or is amended after grant but prior to the exercise to so provide (with the optionee's consent), the Committee may require that all or part of the shares to be issued with respect to the spread value of an exercised Option take the form of Deferred or Restricted Stock, which shall be valued on the date of exercise on the basis of the Fair Market Value (as determined by the Committee) of such Deferred or Restricted Stock determined without regard to the deferral limitations and/or forfeiture restrictions involved.

SECTION 6.  STOCK APPRECIATION RIGHTS

    (a) GRANT AND EXERCISE. Stock Appreciation Rights may be granted alone or in conjunction with all or part of any Stock Option granted under the Plan; provided that, in no event shall the number of shares of Stock Appreciation Rights granted to any employee during any twelve (12) month period exceed one million (1,000,000) shares, as such number may be adjusted pursuant to Section 3. In the case of a Nonqualified Stock Option, such rights may be granted either at or after the time of the grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option.

       The term of each Stock Appreciation Right granted independent of a Stock Option shall be fixed by the Committee, but no Stock Appreciation Right shall be exercisable more than ten (10) years after the date the Stock Appreciation Right is granted. A Stock Appreciation Right or applicable portion thereof granted with respect to a given Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, subject to such provisions as the Committee may specify at grant where a Stock Appreciation Right is granted with respect to less than the full number of shares covered by a related Stock Option.

       A Stock Appreciation Right may be exercised by an optionee, subject to
       Section 6(b), in accordance with the procedures established by the Committee for such purposes. Upon such exercise, the optionee shall be entitled to receive an amount determined in the manner prescribed in
       Section 6(b). Stock Options relating to exercised Stock Appreciation Rights shall no longer be exercisable to the extent that the related Stock Appreciation Rights have been exercised.

    (b) TERMS AND CONDITIONS. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

        (i) Stock Appreciation Rights shall be exercisable at such time or times as shall be determined by the Committee at or after grant; provided, however, that Stock Appreciation Rights granted in conjunction with Stock Options shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate shall be exercisable in accordance with the provisions of Section 5 and this
            Section 6 of the Plan.

        (ii) Upon the exercise of a Stock Appreciation Right, an optionee shall be entitled to receive an amount in cash and/or shares of Stock equal in value to the excess of the Fair Market Value on the date of exercise of one share of Stock over the exercise price per share determined by the Committee at the time of grant multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment. When payment is to be made, the amount and/or number of shares (when payment is to be made in shares) to be paid shall be calculated on the basis of the Fair Market Value of the shares on the date of exercise.

       (iii) Except to the extent the Committee may authorize or permit Stock Appreciation Rights to be transferred to, or for the benefit of, members of the participant's family, no Stock Appreciation Right shall be transferable by the participant otherwise than by will or by the laws of descent and distribution, and all Stock Appreciation Rights shall be exercisable, during the participant's lifetime only by the participant.

        (iv) Upon the exercise of a Stock Appreciation Right granted in conjunction with a Stock Option under the Plan, the number of shares issued under such Stock Appreciation Right based on the value of the Stock Appreciation Right at the time of exercise shall be deemed to be issued for purposes of the share authorization set forth in Section 3 of the Plan.

SECTION 7.  RESTRICTED STOCK

    (a) ADMINISTRATION. Subject to the limitations set forth in Section 3, shares of Restricted Stock may be issued either alone or, in addition to, or in tandem with, other awards granted under the Plan and/or cash awards made outside of the Plan. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the price (if any) to be paid by the recipient of Restricted Stock (subject to Section 7(b)), the time or times within which such awards may be subject to forfeiture, and all other terms and conditions of the awards.

       The Committee may condition the grant of Restricted Stock upon the attainment of specified performance goals or such other factors as the Committee may determine, in its sole discretion.

    The provisions of Restricted Stock awards need not be the same with respect to each recipient.

    (b) AWARDS AND CERTIFICATES. The prospective recipient of a Restricted Stock award shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such award.

        (i) The purchase price for shares of Restricted Stock shall be equal to or less than their par value and may be zero.

        (ii) Awards of Restricted Stock must be accepted within a reasonable period (or such specific period as the Committee may specify at grant) after the award date, by executing an award agreement and paying whatever price (if any) is required under Section 7(b)(i).

    (c) TERMS AND CONDITIONS. The shares of Restricted Stock awarded pursuant to this Section 7 shall be subject to the following restrictions and conditions:

        (i) Subject to the provisions of this Plan and the award agreement, during a period set by the Committee commencing with the date of such award (the "Restriction Period"), the participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded under the Plan. Within these limits, the Committee, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance and/or such other factors or criteria as the Committee may determine, in its sole discretion.

        (ii) Except as provided in this paragraph (ii) and Section 7(c)(i), the Committee, in its sole discretion, as determined at the time of the award, may permit the participant to have, with respect to the shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any cash dividends. The Committee, in its sole discretion, as determined at the time of award, may permit or require the payment of cash dividends and may permit or require such cash dividends to be deferred and, if the Committee so determines, reinvested, subject to Section 15(e), in additional Restricted Stock to the extent shares are available under Section 3, or otherwise reinvested. Pursuant to Section 3 above, Stock dividends issued with respect to Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.

       (iii) Subject to the applicable provisions of the award agreement and this Section 7, upon termination of a participant's employment or service with the Company and any Subsidiary or Affiliate for any reason during the Restriction Period, all shares still subject to restriction will vest, or be forfeited, in accordance with the terms and conditions established by the Committee at or after grant.

        (iv) If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, certificates for an appropriate number of unrestricted shares shall be delivered to the participant promptly (unless the Committee decides pursuant to Section 2(vi) to settle the award in cash).

    (d) MINIMUM VALUE PROVISIONS. In order to better ensure that award payments actually reflect the performance of the Company, Subsidiaries, Affiliates and service of the participant, the Committee may provide, in its sole discretion, for a tandem performance-based or other award designed to guarantee a minimum value, payable in cash or Stock to the recipient of a restricted stock award, subject to such performance, future service, deferral and other terms and conditions as may be specified by the Committee.

SECTION 8.  DEFERRED STOCK

    (a) ADMINISTRATION. Deferred Stock may be awarded either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. The Committee shall determine the eligible persons to whom and the time or times at which Deferred Stock shall be awarded, the number of shares of Deferred Stock to be awarded to any person, the duration of the period (the "Deferral Period") during which, and the conditions under which, receipt of the Stock will be deferred, and the other terms and conditions of the award in addition to those set forth in Section 8(b).

       The Committee may condition the grant of Deferred Stock upon the attainment of specified performance goals or such other factors or criteria as the Committee shall determine, in its sole discretion.

       The provisions of Deferred Stock awards need not be the same with respect to each recipient.

    (b) TERMS AND CONDITIONS. The shares of Deferred Stock awarded pursuant to this Section 8(b) shall be subject to the following terms and conditions:

        (i) Subject to the provision of this Plan and the award agreement referred to in Section 8(b)(vi) below, Deferred Stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period. At the expiration of the Deferral Period (or the Elective Deferral Period referred to in Section 8(b)(v), where applicable), share certificates shall be delivered to the participant, or his legal representative, in a number equal to the shares covered by the Deferred Stock award (unless the Committee decides pursuant to Section 2(vi) to settle the award in cash).

        (ii) Unless otherwise determined by the Committee at grant, amounts equal to any dividends declared during the Deferral Period with respect to the number of shares covered by a Deferred Stock award will be paid to the participant currently, or deferred and deemed to be reinvested in additional Deferred Stock, or otherwise reinvested, all as determined at or after the time of the award by the Committee, in its sole discretion.

       (iii) Subject to the provisions of the award agreement and this Section 8, upon termination of a participant's employment or service with the Company and any Subsidiary or Affiliate for any reason during the Deferral Period for a given award, the Deferred Stock in question will vest, or be forfeited, in accordance with the terms and conditions established by the Committee at or after grant.

        (iv) Based on service, performance, and/or such other factors or criteria as the Committee may determine, the Committee may, at or after grant, accelerate the vesting of all or any part of any Deferred Stock award and/or waive the deferral limitations for all or any part of such award.

        (v) A participant may elect to further defer receipt of an award (or an installment of an award) for a specified period or until a specified event (the "Elective Deferral Period"), subject to the Committee's approval and to such terms as are determined by the Committee, all in its sole discretion. Subject to any exceptions adopted by the Committee, such election must generally be made at least twelve (12) months prior to completion of the Deferral Period of such Deferred Stock award (or such installment).

        (vi) Each award shall be confirmed by, and subject to the terms of, a Deferred Stock agreement executed by the Company and the participant.

    (c) MINIMUM VALUE PROVISIONS. In order to better ensure that award payments actually reflect the performance of the Company, Subsidiaries, Affiliates and service of the participant, the Committee may provide, in its sole discretion, for a tandem performance-based or other award designed to guarantee a minimum value, payable in cash or Stock to the recipient of a Deferred Stock award, subject to such performance, future service, deferral and other terms and conditions as may be specified by the Committee.

SECTION 9.  STOCK PURCHASE RIGHTS

    (a) AWARDS AND ADMINISTRATION. The Committee may grant eligible participants Stock Purchase Rights which shall enable such participants to purchase Stock (including Deferred Stock and Restricted Stock) at price(s) determined by the Committee at or after grant.

       The Committee shall also impose such deferral, forfeiture, and/or other terms and conditions as it shall determine, in its sole discretion, on such Stock Purchase Rights or the exercise thereof.

       The terms of Stock Purchase Rights awards need not be the same with respect to each participant.

       Each Stock Purchase Right award shall be confirmed by, and be subject to the terms of, a Stock Purchase Rights agreement.

    (b) EXERCISABILITY. Stock Purchase Rights shall be exercisable for such period after grant as is determined by the Committee.

SECTION 10.  OTHER STOCK-BASED AWARDS

    (a) ADMINISTRATION. Other awards of Stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, Stock ("Other Stock-Based Awards"), including, without limitation, stock purchase rights, performance shares, convertible preferred stock, convertible debentures, exchangeable securities and Stock awards or options valued by reference to Book Value or subsidiary performance, may be granted either along with, or in addition to, or in tandem with, Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock, or Stock Purchase Rights granted under the Plan and/or cash awards made outside of the Plan.

       Subject to the provisions of the Plan, the Committee shall have authority to determine the persons to whom and the time or times at which such awards shall be made, the number of shares of Stock to be awarded pursuant to such awards, and all other conditions of the awards. The Committee may also provide for the grant of Stock upon the completion of a specified performance period.

       The provision of Other Stock-Based Awards need not be the same in respect to each recipient.

    (b) TERMS AND CONDITIONS. Other Stock-Based Awards made pursuant to this
       Section 10 shall be subject to the following terms and conditions:

        (i) Subject to the provisions of this Plan and the award agreement referred to in Section 10(b)(v) below, shares subject to awards made under this Section 10 may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance, or deferral period lapses.

        (ii) Subject to the provision of this Plan and the award agreement and unless otherwise determined by the Committee at grant, the recipient of an award under this Section 10 shall be entitled to receive, currently, or on a deferred basis, interest or dividends or interest or dividend equivalents with respect to the number of shares covered by the award, as determined at the time of the award by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Stock or otherwise reinvested.

       (iii) Any award under Section 10 and any Stock covered by any such award shall vest or be forfeited to the extent so provided in the award agreement as determined by the Committee, in its sole discretion.

        (iv) In the event of the participant's Retirement, Disability or death, or in cases of special circumstances, the Committee may, in its sole discretion, waive in whole or in part any or all of the remaining limitations imposed hereunder (if any) with respect to any or all of an award under this Section 10.

        (v) Each award under this Section 10 shall be confirmed by, and subject to the terms of, an agreement or other instrument by the Company and by the participant.

        (vi) Stock (including securities convertible into Stock) issued on a bonus basis under this Section 10 may be issued for no cash consideration. Stock (including securities convertible into Stock) purchased pursuant to a purchase right awarded under this Section 10 shall be priced at least fifty percent (50%) of the Fair Market Value of the Stock on the date of grant.

SECTION 11.  PERFORMANCE RELATED AWARDS

    (a) PERFORMANCE OBJECTIVES. Notwithstanding anything else contained in the Plan to the contrary, unless the Committee otherwise determines at the time of grant, a cash-based award or any award of Restricted Stock, Deferred Stock, or Other Stock-Based Awards to an officer who is subject to the reporting requirements of Section 16(a) of the Exchange Act, as amended, other than an award which will vest solely on the basis of the passage of time, shall become vested, if at all, upon the determination by the Committee that performance objectives established by the Committee have been attained, in whole or in part (a "Performance Award"). Such performance objectives shall be determined over a measurement period or periods established by the Committee and related to at least one of the following criteria, which may be determined solely by reference to the performance of (i) the Company, (ii) a Subsidiary, (iii) an Affiliate, (iv) a division or unit of any of the foregoing, or based on comparison performance of any of the foregoing relative to other companies: (A) return on assets; (B) return on equity; (C) total shareholder return; (D) revenues; (E) cash flows, revenues, and/or earnings relative to other parameters; (F) operating income; (G) return on investment; (H) changes in the value of the Company's common stock; and (I) operating margin (the "Performance Criteria"). Excluding Stock Options and/or Stock Appreciation Rights granted hereunder, the maximum number of shares of Stock that may be awarded to any one participant and that may be subject to any such Performance Award in any twelve (12) month period shall not exceed 100,000 shares, as such number may be adjusted pursuant to Section 3.

    (b) ANNUAL INCENTIVE COMPENSATION. The Committee may, in addition to the Performance Awards described above, pay cash amounts under the Plan to any officer of the Company or any Subsidiary who is subject to the reporting requirements of Section 16(a) of the Exchange Act upon the achievement, in whole or in part, of performance goals or objectives established in writing by the Committee with respect to such performance periods as the Committee shall determine. Any such goals or objectives shall be based on one or more of the Performance Criteria. Notwithstanding anything else contained herein to the contrary, the maximum amount of any such cash payment to any single officer with respect to any calendar year shall not exceed the lesser of (A) $2,000,000 and (B) twice the officer's annual base salary as in effect on the last day of the preceding fiscal year.

    (c) INTERPRETATION. Notwithstanding anything else in the Plan to the contrary, to the extent a Performance Related Award is intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code, the Committee shall not be entitled to exercise any discretion if the exercise of such discretion would cause such award to fail to qualify as performance-based compensation.

SECTION 12.  CHANGE IN CONTROL PROVISIONS

    (a) IMPACT OF EVENT. In the event of:

       (1) a "Change in Control" as defined in Section 12(b), or

       (2) a "Potential Change in Control" as defined in Section 12(c), but only if and to the extent so determined by the Committee or the Board at or after grant subject to any right of approval expressly reserved by the Committee or the Board at the time of such determination, the following shall occur:

            (i) Any Stock Appreciation Rights and any Stock Options awarded under the Plan not previously exercisable and vested shall become fully exercisable and vested.

            (ii) The restrictions or deferral limitations applicable to any
                 Restricted Stock, Deferred Stock, Stock Purchase Rights, Other Stock-Based Awards, and Performance Awards in each case to the extent not already vested under the Plan, shall lapse and such shares and awards shall be deemed fully vested and any Performance Criteria shall be deemed met at target.

           (iii) The value of all outstanding Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Stock Purchase Rights, Other Stock-Based Awards, and Performance Awards in each case to the extent vested, shall, unless determined otherwise by the Committee in its sole discretion at or after grant but prior to any Change in Control, be cashed out on the basis of the "Change in Control Price" as defined in Section 12(d) as of the date such Change in Control or such Potential Change in Control is determined to have occurred or such other date as the Committee may determine prior to the Change in Control.

    (b) DEFINITION OF "CHANGE IN CONTROL". For purposes of Section 12(a), a "Change in Control" means the happening of any of the following:

        (i) When any Person, directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time) of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company's then outstanding securities;

        (ii) The individuals who, as of the Effective Date of this Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the

             Board; provided, however, that any individual becoming a director subsequent to the Effective Date of the Plan whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

       (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding share of Stock of the Company (the "Outstanding Company Stock") and the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities") immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or throughout one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifteen percent (15%) or more of respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

        (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

        (v) Notwithstanding anything else contained herein to the contrary, in no event shall a Change in Control be deemed to occur solely by reason of (1) a distribution to the Parent's shareholders, whether as dividend or otherwise, of all or any portion of the Stock or any other voting securities of the Company held, directly or indirectly, by the Parent, or (2) a sale of all or any portion of the Stock or any other voting securities of the Company held, directly or indirectly, by the Parent in an underwritten public offering.

    (c) DEFINITION OF POTENTIAL CHANGE IN CONTROL. For purposes of Section 12(a), a "Potential Change in Control" means the happening of any one of the following:

        (i) The approval by shareholders of an agreement by the Company, the consummation of which would result in a Change in Control of the Company as defined in Section 12(b); or

        (ii) The acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Company or a Subsidiary or any Company employee benefit plan (including any trustee of such plan acting as such trustee)) of securities of the Company representing five percent (5%) or more of the combined voting power of the Company's outstanding securities and the adoption by the Board of Directors of a resolution to the effect that a Potential Change in Control of the Company has occurred for purposes of this Plan.

    (d) CHANGE IN CONTROL PRICE. For the purposes of the Section 12, "Change in Control Price" means the highest price per share paid in any transaction reported on the New York Stock Exchange Composite Index, or paid or offered in any bona fide transaction related to a potential or actual Change in Control of the Company at any time during the sixty (60) day period immediately preceding the occurrence of the Change in Control (or, where applicable, the occurrence of the Potential Change in Control event), in each case as determined by the Committee except that, in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, such price shall be based only on transactions reported for the date on which the optionee exercises such Stock Appreciation Rights or, where applicable, the date on which a cashout occurs under Section 12(a)(iii).

SECTION 13.  AMENDMENTS AND TERMINATION

    The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made which would impair the rights of an optionee or participant under a Stock Option, Incentive Stock Option, Stock Appreciation Right, Restricted or Deferred Stock award, Stock Purchase Right, Other Stock-Based Award, or Performance Award theretofore granted, without the optionee's or participant's consent.

    The Committee may amend the terms of any Stock Option or other award theretofore granted, prospectively or retroactively, but subject to Section 3 above, no such amendment shall impair the rights of any holder without the holder's consent.

    Subject to the above provisions, the Board shall have broad authority to amend the Plan to take in to account changes in applicable securities and tax laws and accounting rules, as well as other developments.

SECTION 14.  UNFUNDED STATUS OF PLAN

    The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a participant or optionee by the Company, nothing contained herein shall give any such participant or optionee any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments in lieu of or with respect to awards hereunder; provided, however, that unless the Committee otherwise determines with the consent of the affected participant, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

SECTION 15.  GENERAL PROVISIONS

    (a) The Committee may require each person purchasing shares pursuant to a Stock Option or other award under the Plan to represent to and agree with the Company in writing that the optionee or participant is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend, which the Committee deems appropriate to reflect any restrictions on transfer.

       All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and

       Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

    (b) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

    (c) The adoption of the Plan shall not confer upon any employee of the Company or any Subsidiary or Affiliate any right to continued employment or service as a director with the Company or a Subsidiary or Affiliate, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary or Affiliate to terminate the employment of any of its employees or service of a director at any time.

    (d) Except as the participant and the Company may otherwise agree, no later than the date as of which an amount first becomes includible in the gross income of the participant for federal income tax purposes with respect to any award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of any federal, state, or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations may be settled with Stock, including Stock that is part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment of arrangements and the Company and its Subsidiaries or Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

    (e) The actual or deemed reinvestment of dividends or dividend equivalents in additional Restricted Stock (or in Deferred Stock or other types of Plan awards) at the time of any dividend payment shall only be permissible if sufficient shares of Stock are available under Section 3 for such reinvestment (taking into account then outstanding Stock Options, Stock Purchase Rights, and other Plan awards).

    (f) The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

SECTION 16.  TERM OF PLAN

    No Stock Option, Incentive Stock Option, Stock Appreciation Right, Restricted Stock award, Deferred Stock award, Stock Purchase Right, Other Stock-Based Award, or Performance Award shall be granted pursuant to the Plan on or after the tenth (10th) anniversary of the date of shareholder approval, but awards granted prior to such tenth (10th) anniversary may extend beyond that date.

    If you are planning to attend the annual meeting in person, you must bring with you the admission ticket printed on this page. You will be asked for this ticket at the stockholder registration desk at the annual meeting. If you do not have an admission ticket, other evidence of share ownership will be necessary to obtain admission to the annual meeting. See "Official Notice of Annual Meeting" for details.

                          (PLEASE CUT ALONG THIS LINE)
 ................................................................................

                         THE SABRE GROUP HOLDINGS, INC.
                      1999 ANNUAL MEETING ADMISSION TICKET

      The Annual Meeting of Stockholders of The SABRE Group Holdings, Inc.
 will be held at 1:00 P.M., Central Daylight Saving Time, on Wednesday, May 19,
                                     1999,
  in the Flagship Auditorium at the American Airlines Training and Conference
                                    Center,
                   4501 Highway 360, Fort Worth, Texas 76155.

                    TO ATTEND THIS MEETING YOU MUST PRESENT
                 THIS TICKET OR OTHER PROOF OF SHARE OWNERSHIP

(Doors will open at 12:00 noon. NOTE: Cameras, tape recorders or other recording devices will not be allowed in the meeting room.)

                                   Back Cover
                                  [Sabre Logo]

PROXY                                                                     PROXY
                        THE SABRE GROUP HOLDINGS, INC.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       OF THE SABRE GROUP HOLDINGS,INC.

The undersigned hereby appoints Donald J. Carty, Michael J. Durham and Glenn
W. Marschel, Jr., or any of them, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of The SABRE Group Holdings, Inc. on May 19, 1999, and any adjournments thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.


                        ELECTION OF DIRECTORS, NOMINEES:

            Michael J. Durham, Bob L. Martin, and Richard L. Thomas


  YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES.
      SEE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES
        CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                              SEE REVERSE SIDE

-------------------------------------------------------------------------------
                         -  FOLD AND DETACH HERE  -

                                                                          2406
/X/  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

This proxy, when properly signed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted for all of the Board of Directors' nominees, Proposal 2, Proposal 3 and Proposal 4.

                                             FOR         WITHHELD
1.  Election of Directors                    / /           / /
    (see reverse).
    For, except vote
    withheld from the
    following nominee(s):


-------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1, PROPOSAL 2, PROPOSAL 3 AND PROPOSAL 4.


                                           FOR        AGAINST      ABSTAIN
2.  Ratification of the selection of       / /          / /          / /
    Ernst & Young LLP as independent
    auditors for the year 1999.

                                           FOR        AGAINST      ABSTAIN
3.  Approval of the amendment to the       / /          / /          / /
    Certificate of Incorporation to
    change the corporate name to
    Sabre Holdings Corporation.

                                           FOR        AGAINST      ABSTAIN
4.  Approval of Amended and Restated       / /          / /          / /
    1996 Long-Term Incentive Plan.

Transact such other matters as may properly come before the meeting.

If you plan to attend the Annual           / /  Will Attend
Meeting, please mark this box.



SIGNATURE(S)                                        DATE
             --------------------------------------       ---------------------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

-------------------------------------------------------------------------------
 -  FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL  -


NAME & ADDRESS
PRINT HERE



                     #



Dear Stockholder:

The SABRE Group Holdings, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need for you to return the proxy card.

To vote your shares electronically you must use the control number printed above, just below the perforation. The series of numbers that appear above must be used to access the system.

1.  To vote over the Internet:
       -   Log on to the Internet and go to the web site
           HTTP://WWW.VOTE-BY-NET.COM 24 hours a day, 7 days a week. Polls will close Tuesday, May 18, 1999 at 5:00 P.M. Central Daylight Saving Time.

2.  To vote over the telephone:
       -   On a touch-tone telephone call 1-800-OK2-VOTE (1-800-652-8683)
           24 hours a day, 7 days a week. Polls will close Wednesday, May 19, 1999 at 1:00 P.M. Central Daylight Saving Time.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.



                             THANK YOU FOR VOTING.